Exhibit 99.2

CONSOLIDATED FINANCIAL STATEMENTS

for the fiscal year ended March 31, 2017

Consolidated Financial Statements

Statement of Responsibility

for the Consolidated Financial Statements of

the Province of Nova Scotia

Responsibility for the integrity, objectivity, and fair presentation of the consolidated financial statements of the Province of Nova Scotia rests with the government. These financial statements are prepared on behalf of the Minister and Deputy Minister of Finance and Treasury Board by the Controller In accordance with Canadian public sector accounting standards.

The consolidated financial statements include a Consolidated Statement of Financial Position, Consolidated Statement of Operations and Accumulated Deficits, Consolidated Statement of Changes in Net Debt, and Consolidated Statement of Cash Flow. They present fairly, in all material respects, the financial position and the results of operations for the year ended March 31, 2017. The government is responsible for maintaining a system of internal accounting and administrative controls in order to provide reasonable assurance that transactions are appropriately authorized, assets are safeguarded, and financial records are properly maintained.

Under the mandate In Section 19 of the AUDITOR GENERAL ACT, the Auditor General of Nova Scotia provides an independent opinion on the consolidated financial statements prepared by the government.

Geoffrey Gatien, CPA, CA

Associate Deputy Minister and Controller

5161 George Street Royal Centre, Suite 400 Halifax, Nova Scotia B3J 1M7	Auditor General of Nova Scotia

INDEPENDENT AUDITOR’S REPORT

To the Members of the Legislative Assembly of Nova Scotia:

Report on the Consolidated Financial Statements

I have audited the accompanying consolidated financial statements of the Province of Nova Scotia, which comprise the consolidated statement of financial position as at March 31, 2017, and the consolidated statement of operations and accumulated deficits, consolidated statement of changes in net debt and consolidated statement of cash flow for the year then ended, and a summary of significant accounting policies and other explanatory information.

Government’s Responsibility for the Consolidated Financial Statements

The Government of Nova Scotia is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with Canadian public sector accounting standards, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

My responsibility is to express an opinion on these consolidated financial statements based on my audit. I conducted my audit in accordance with Canadian generally accepted auditing standards. Those standards require that I comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

I believe that the audit evidence I have obtained is sufficient and appropriate to provide a basis for my audit opinion.

Opinion

In my opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Province of Nova Scotia as at March 31, 2017, and the results of its operations, changes in its net debt, and its cash flows for the year then ended in accordance with Canadian public sector accounting standards.

Michael A. Pickup, CPA, CA

Auditor General of Nova Scotia

July 20, 2017

Halifax, Nova Scotia

902 424 4046 tel 902 424 4350 fax www.oag-ns.ca Michael.Pickup@novascotia.ca

Consolidated Financial Statements

Statement 1

Province of Nova Scotia

Consolidated Statement of Financial Position

As at March 31, 2017

($ thousands)

	2017	2016
		(as restated)
Financial Assets
Cash and Short-Term Investments	1,079,431	710,041
Accounts Receivable	913,349	840,380
Inventories for Resale	3,469	6,890
Loans Receivable (Schedule 3)	2,308,943	2,400,924
Investments (Schedule 3)	183,286	91,581
Investment in Government Business Enterprises (Schedule 6)	215,071	189,795
Assets Held for Sale	1,552	—
	4,705,101	4,239,611

Liabilities
Bank Advances and Short-Term Borrowings	1,171,011	576,210
Accounts Payable and Accrued Liabilities	2,064,145	1,937,188
Deferred Revenue (Note 4)	258,881	235,049
Accrued Interest	214,953	216,798
Unmatured Debt (Schedules 4 and 5)	13,089,820	13,524,557
Unamortized Foreign Exchange Translation Gains and Losses, Premiums and Discounts	69,724	107,466
Pension, Retirement and Other Obligations (Note 5)	2,791,435	2,718,345
	19,659,969	19,315,613

Net Debt	(14,954,868)	(15,076,002)

Non-Financial Assets
Tangible Capital Assets (Schedule 7)	5,754,331	5,724,134
Inventories of Supplies	72,634	70,504
Prepaid Expenses	14,813	18,710
	5,841,778	5,813,348

Accumulated Deficits	(9,113,090)	(9,262,654)

Accounting Changes (Note 2)

Restricted Assets (Note 3)

Contingencies and Contractual Obligations (Note 10)

Trust Funds under Administration (Note 12)

The accompanying notes and schedules are an integral part of these Consolidated Financial Statements

Public Accounts Volume 1 — Consolidated Financial Statements

Statement 2

Province of Nova Scotia

Consolidated Statement of Operations and Accumulated Deficits

For the fiscal year ended March 31, 2017

($ thousands)

	Adjusted
	Estimate 2017	Actual 2017	Actual 2016
			(as restated)
Revenue (Schedule 1)
Provincial Sources
Tax Revenue	5,610,312	5,576,539	5,457,623
Other Provincial Revenue	1,486,166	1,571,227	1,471,931
Net Income from Government
Business Enterprises (Schedule 6)	382,228	394,591	387,757
Investment Income	182,117	185,547	190,125
	7,660,823	7,727,904	7,507,436
Federal Sources	3,505,106	3,500,366	3,430,114
Total Revenue	11,165,929	11,228,270	10,937,550

Expenses (Schedule 2)
Agriculture	64,177	68,997	63,673
Business	154,164	152,639	135,589
Communities, Culture and Heritage	84,028	98,342	79,456
Community Services	1,057,852	1,078,629	1,047,601
Education and Early Childhood Development	1,607,576	1,619,279	1,585,062
Energy	30,727	36,821	30,450
Environment	86,057	87,938	74,282
Finance and Treasury Board	22,782	23,431	20,723
Fisheries and Aquaculture	12,765	12,226	9,928
Health and Wellness	4,406,287	4,462,231	4,478,850
Internal Services	185,447	180,180	136,969
Justice	331,171	328,134	328,116
Labour and Advanced Education	418,709	436,490	404,666
Assistance to Universities	380,605	441,585	374,125
Municipal Affairs	191,789	200,148	160,564
Natural Resources	81,861	83,347	86,448
Public Service	208,301	203,345	195,608
Seniors	1,598	1,526	1,483
Transportation and Infrastructure Renewal	463,320	521,856	507,515
Restructuring Costs	187,538	53,619	98,639
Pension Valuation Adjustment (Note 5)	66,251	17,191	141,828
Refundable Tax Credits	137,602	133,738	120,644
Debt Servicing Costs (Note 6)	857,911	837,014	868,532
Total Expenses (Note 7)	11,038,518	11,078,706	10,950,751

Provincial Surplus (Deficit)	127,411	149,564	(13,201)

Accumulated Deficits, Beginning of Year
As Previously Reported		(9,283,586)	(9,272,928)
Accounting Changes (Note 2)		20,932	23,475
As Restated		(9,262,654)	(9,249,453)
Accumulated Deficits, End of Year		(9,113,090)	(9,262,654)

The accompanying notes and schedules are an integral part of these Consolidated Financial Statements

Consolidated Financial Statements

Statement 3

Province of Nova Scotia

Consolidated Statement of Changes in Net Debt

For the fiscal year ended March 31, 2017

($ thousands)

	Adjusted
	Estimate	Actual	Actual
	2017	2017	2016
			(as restated)
Net Debt, Beginning of Year
As Previously Reported	(15,096,934)	(15,096,934)	(15,030,615)
Accounting Changes (Note 2)	—	20,932	23,475
As Restated	(15,096,934)	(15,076,002)	(15,007,140)

Changes in the Year
Provincial Surplus (Deficit)	127,411	149,564	(13,201)
Acquisitions and Transfers of
Tangible Capital Assets	(645,000)	(458,854)	(466,459)
Amortization of Tangible Capital Assets	442,204	427,416	424,332
Disposals of Tangible Capital Assets	—	1,241	4,599
Acquisitions of Inventories of Supplies	—	(2,130)	(14,661)
Use (Acquisitions) of Prepaid Expenses	—	3,897	(3,472)
Total Changes in the Year	(75,385)	121,134	(68,862)

Net Debt, End of Year	(15,172,319)	(14,954,868)	(15,076,002)

The accompanying notes and schedules are an integral part of these Consolidated Financial Statements

Public Accounts Volume 1 — Consolidated Financial Statements

Statement 4

Province of Nova Scotia Consolidated

Statement of Cash Flow

For the fiscal year ended March 31, 2017

($ thousands)

	2017	2016
		(as restated)
Operating Transactions
Provincial Surplus (Deficit)	149,564	(13,201)
Sinking Fund and Public Debt Management Fund Earnings	(90,475)	(95,982)
Amortization of Premiums and Discounts on Unmatured Debt	426	(781)
Amortization of Tangible Capital Assets	427,416	424,332
Net Income from Government Business Enterprises	(394,591)	(387,757)
Profit Distributions from Government Business Enterprises	369,317	356,550
Gain on Disposal of Tangible Capital Assets	(4,161)	(3,330)
Net Change in Other Items (Note 8)	747,502	125,883
	1,204,998	405,714
Investing Transactions
Repayment of Loans	358,222	468,975
Advances and Investments	(397,716)	(502,123)
Write-offs	39,770	36,937
	276	3,789
Capital Transactions
Acquisition of Tangible Capital Assets	(458,854)	(466,459)
Proceeds from Disposal of Tangible Capital Assets	5,402	7,929
	(453,452)	(458,530)
Financing Transactions
Debentures Issued	675,049	1,039,848
Repayment of Federal Equalization Repayable Loan	—	(12,032)
Amortization of Foreign Exchange Gains	(20,866)	(27,175)
Sinking Fund Withdrawals (Installments)	(26,309)	177,719
Repayment of Debentures and Other Long-Term Obligations	(1,010,306)	(1,032,054)
	(382,432)	146,306

Cash Inflows	369,390	97,279
Cash Position, Beginning of Year	710,041	612,762
Cash Position, End of Year	1,079,431	710,041

Cash Position Represented by:
Cash and Short-Term Investments	1,079,431	710,041

The accompanying notes and schedules are an integral part of these Consolidated Financial Statements

Notes to the Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2017

1. Financial Reporting and Accounting Policies

The Province’s consolidated financial statements are prepared in accordance with Canadian public sector accounting standards using the following significant accounting policies:

(a)	Government Reporting Entity

The government reporting entity (GRE) is comprised of the General Revenue Fund, other governmental units (GUs), government business enterprises (GBEs), and the Province’s share of government partnership arrangements (GPAs). GUs and GBEs represent the entities that are controlled by the government. Control is defined as the power to govern the financial and operating policies of another organization with expected benefits or the risk of loss to the government from the other organization’s activities. Control exists regardless of whether the government chooses not to exercise its power to govern so long as it has the ability to govern. Control must exist at the financial statement date, without the need to amend legislation or agreements. GPAs represent entities for which decision making and significant risks and benefits are shared with other parties outside of the GRE.

Trusts administered by the Province are excluded from the GRE and are disclosed in Note 12 for information purposes only.

(b)	Principles of Consolidation

A GBE is a self-sustaining organization that has the financial and operating authority to sell goods and services to individuals and non-government organizations as its principal activity and source of revenue. GBEs are accounted for on the modified equity basis. Their accounting principles are not adjusted to conform with those of the Province. The total net assets of all GBEs are reported as Investment in Government Business Enterprises on the Consolidated Statement of Financial Position. The total net income from all GBEs is reported as a separate item on the Consolidated Statement of Operations and Accumulated Deficits.

A GPA is a contractual arrangement between the government and a party or parties outside the GRE. The partners have significant clearly defined common goals, make a financial investment in the partnership, share control of decision making, and share, on an equitable basis, the significant risks and benefits associated with the operations of the government partnership. The Province’s interest in partnerships is accounted for using the modified equity method as GPAs do not meet the threshold of materiality and cost-benefit to use the proportionate consolidation method.

A GU is a government organization that is not a GBE or GPA. GUs include government departments, public service units, funds, agencies, boards, commissions, and government not-for-profit organizations and service organizations. The accounts of GUs are consolidated on a line-by-line basis after adjusting the accounting policies to be consistent with those described in Note 1(d). Significant inter-organization balances and transactions are eliminated.

A complete listing of the organizations within the Province’s GRE is provided in Schedule 10.

Public Accounts Volume 1 — Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2017

1.   Financial Reporting and Accounting Policies (continued)

(c)	Presentation of Estimates

Each year, the Province prepares an annual budget, referred to as “the Estimates,” which represents the financial plan of the Province presented by the government to the House of Assembly for the fiscal year commencing April 1. The Estimates, forming the basis of the Appropriations Act, are prepared primarily for the management and oversight of the General Revenue Fund based upon the government’s policies, programs, and priorities. Impacts of consolidation are summarized in the Estimates and included on a net basis as Consolidation and Accounting Adjustments.

For consolidation purposes, the Estimates were adjusted on a line-by-line basis to gross up the associated revenues and expenses of the consolidated entities in order to be comparative with these consolidated financial statements.

(d)	Significant Accounting Policies

Revenues

Revenues are recorded on the accrual basis. The main components of revenue are various taxes, legislated levies, program recoveries, user fees, and investment income. Revenues from Personal and Corporate Income Taxes, as well as Harmonized Sales Tax and Petroleum Royalties, are accrued in the year earned based upon estimates using statistical models. Tax revenues are recorded at the amount estimated, after considering certain adjustments for non-refundable tax credits and other adjustments from the federal government. Refundable tax credits are not recognized as a reduction of tax revenues. Petroleum Royalties are recorded at the amount estimated and may be reduced by a portion of estimated abandonment costs for the future decommissioning or restoration of offshore field assets.

Government transfers are recognized as revenue in the period during which the transfer is authorized and all eligibility criteria are met, except when and to the extent that the transfer stipulations give rise to an obligation that meets the definition of a liability. Transfers meeting the definition of a liability are recorded as deferred revenue and are recognized as revenue when the funds are used as intended.

Expenses

Expenses are recorded on the accrual basis and are reported in more detail in Note 7, Expenses by Object. Grants and other government transfers are recognized as expenses in the period at the earlier of: 1) the transfer being authorized and all eligibility criteria are met by the recipients, and 2) time of the payment.

Provisions are made for probable losses on certain loans, investments, loan guarantees, accounts receivable, advances, forgivable loans, and for contingent liabilities when it is likely that a liability exists and the amount can be reasonably determined. These provisions are updated as estimates are revised, at least annually.

Financial Assets

Cash and Short-Term Investments are recorded at cost, which approximate market value, and include R-1 (low, middle, high) rated federal and provincial government bills or promissory notes, bankers’ acceptances, term deposits, and commercial paper. Terms of investments are generally 1 to 90 days. The weighted average interest rate of short-term investments was 0.64 per cent at year-end.

Notes to the Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2017

1. Financial Reporting and Accounting Policies (continued)

Accounts Receivable are recorded at the principal amount less valuation allowances.

Inventories for Resale are held for sale in the ordinary course of operations and are recorded at the lower of cost and net realizable value.

Loans Receivable are recorded at cost less adjustments for concessionary assistance and any prolonged impairment in value. Concessionary assistance consists of subsidies provided by the Province and is recognized as an expense at the date of issuance of the loan. Any loan write-offs must be approved by the Governor in Council. Loans usually bear interest at approximate market rates and normally have fixed repayment schedules.

Investments are recorded at cost less adjustments for concessionary assistance and any prolonged impairment in value. Concessionary assistance consists of subsidies provided by the Province and is recognized as an expense at the date of investment. Any write-down of an investment to reflect a loss in value is not reversed if there is a subsequent increase in value.

Liabilities

Bank Advances and Short-Term Borrowings have initial maturities of one year or less and are recorded at cost, which approximates market value. At year-end, short-term Canadian dollar borrowings had a weighted average interest rate of 0.57 per cent.

Liabilities for Contaminated Sites are recognized when an existing environmental standard is exceeded, the Province is directly responsible or accepts responsibility, the Province expects to remediate and give up future economic benefits, and a reasonable estimate of the amounts can be made. The liability is measured based on the best estimate of the expenditures required to complete the remediation, net of any expected recoveries. Contaminated sites are a result of any chemical, organic, radioactive material or live organism being introduced directly or via the air into soil, water, or sediment that exceeds an environmental standard.

Deferred Revenue is recorded when funds received are restricted by external parties for a stated purpose, such as a specific program or the purchase of tangible capital assets. Deferred revenue is recognized into revenue over time as the recognition criteria are achieved or is drawn down to reimburse third parties as conditions are met.

Unmatured Debt is comprised of debentures and various loans in Canadian and foreign currencies, as well as capital leases. Debt is recorded at par, net of sinking funds, which include the Public Debt Management Funds.

Hedge accounting is used when financial instruments form a hedging relationship, the relationship is highly effective, and it is considered to be consistent with the Province’s financial risk management goals. To have reasonable assurance of the effectiveness of a hedging relationship, the Province must expect the relationship to be effective in achieving offsetting changes in the fair value or cash flows of the hedged item and the hedging item. Effectiveness requires a high correlation of changes in fair values or cash flows. To ensure hedge effectiveness, the Province employs non-speculative derivatives that match the critical terms of the underlying hedged item.

Public Accounts Volume 1 — Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2017

1. Financial Reporting and Accounting Policies (continued)

Hedging relationships include synthetic instruments, which involve relationships between two or more assets or liabilities with matching terms for the purpose of emulating the net cash flows or other characteristics of a single asset or liability. Synthetic instrument accounting is used to account for the assets and liabilities in a synthetic instrument relationship as though they were the item being emulated.

Sinking Fund and Public Debt Management Fund investments are recorded at cost and consist primarily of debentures of the Province of Nova Scotia, other provincial governments, and the Government of Canada. Premiums and discounts on sinking funds are deferred and amortized over the life of the investment. Amortization and realized gains and losses for premiums and discounts relating to sinking fund balances and installments are netted against sinking fund earnings.

Unamortized Foreign Exchange Translation Gains and Losses result when debentures payable in foreign currencies and sinking funds invested in foreign currencies are translated into Canadian dollars at the rate of exchange in effect at March 31 and upon entering into derivative contracts. Foreign exchange gains and losses on the translation of foreign currency are amortized on a straight-line basis over the remaining term of the related monetary item.

Premiums and Discounts, as well as underwriting commissions relating to the issuance of debentures, are deferred and amortized over the term of the related debt. Amortization and realized foreign exchange gains and losses, premiums and discounts relating to debt balances, serial retirements, sinking fund balances, and installments are charged to debt servicing costs except as noted above.

Pension, Retirement and Other Obligations include various employee future benefit plans, including accumulated sick leave benefits, where responsibility for the provision of benefits rests with the Province. Liabilities for these plans are calculated using the projected benefit actuarial method using accounting assumptions that reflect the Province’s best estimates of performance over the long term. The projected benefit actuarial method attributes the estimated cost of benefits to the periods of employee service. The net liability represents accrued employee benefits less the market related value of plan assets (if applicable) and the balance of unamortized experience gains and losses. The market related values are determined in a rational and systematic manner so as to recognize asset market value gains and losses over a five-year period.

Contingent Liabilities, including provisions for losses on loan guarantees, are potential obligations that may become actual liabilities when one or more future events occur or fail to occur. If the future event is likely, and a reasonable estimate of the loss can be made, an estimated liability is accrued and an expense recorded. If the likelihood is not determinable or an amount cannot be reasonably estimated, the contingency is disclosed in the notes to the financial statements. In cases where an accrual is made, but exposure exists beyond the amount accrued, this excess exposure would also be disclosed, unless the impact is immaterial or the disclosure would have an adverse effect on the outcome of the contingency.

Net Debt

Net Debt represents the total liabilities of the Province less its financial assets. Net debt is the accumulation of current and past annual surpluses and deficits and net investments in non-financial assets.

Notes to the Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2017

1. Financial Reporting and Accounting Policies (continued)

Non-Financial Assets

Tangible Capital Assets have useful lives extending beyond the accounting period, are held for use in the production and supply of goods and services, and are not intended for sale in the ordinary course of operations. They are recorded at gross historical cost (or estimated cost when the actual cost is unknown) and include all costs directly attributable to the acquisition, construction, development, and installation of the tangible capital asset, except interest. Tangible capital assets include land, buildings, major equipment and software, vehicles, ferries, roads, highways, and bridges.

Tangible capital assets do not include intangibles or assets acquired by right, such as forests, water, and mineral resources, or works of art and historical treasures. Tangible capital assets are amortized to expense over the useful lives of the assets. The amortization methods and rates applied by the other governmental units are not adjusted to the methods and rates used by the General Revenue Fund.

Inventories of Supplies are held for consumption or use by the Province in the course of its operations and are recorded at the lower of cost and current replacement cost.

Prepaid Expenses are cash disbursements for goods or services, other than tangible capital assets and inventories of supplies, that will provide economic benefits in one or more future periods. The prepaid amount is recognized as an expense in the year the good or service is used or consumed.

Accumulated Deficits

Accumulated Deficits represent the total liabilities of the Province less financial assets and non-financial assets. This represents the cumulative balance of net surpluses and deficits arising from the operations of the Province.

(e)	Measurement Uncertainty

Uncertainty in the determination of the amount at which an item is recorded in the financial statements is known as measurement uncertainty. Many items are measured using management’s best estimates based on assumptions that reflect the most probable set of economic conditions and planned courses of action. Uncertainty exists whenever estimates are used because it is reasonably possible that there could be a material difference between the recognized amount and another reasonably possible amount.

Measurement uncertainty exists in the accruals for such items as pension, retirement and other obligations, liabilities for contaminated sites, and federal and provincial source revenues. The nature of the uncertainty in the accruals for pension, retirement and other obligations arises because actual results may differ significantly from the Province’s various assumptions about plan members and economic conditions in the marketplace. Uncertainty exists in the liabilities for contaminated sites because the actual extent of the remediation activities, methods, and site contamination may differ significantly from the Province’s original remediation plans.

Uncertainty related to Income and Sales Taxes, petroleum royalties, Canada Health Transfer, and Canada Social Transfer arises because of the possible differences between the estimated and actual economic growth and other assumptions used in statistical models to accrue these revenues.

Public Accounts Volume 1 — Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2017

1.   Financial Reporting and Accounting Policies (continued)

(f)	Future Changes in Accounting Policies

The Public Sector Accounting Board (PSAB) of the Chartered Professional Accountants of Canada has issued new accounting standards with the following effective dates:

Effective April 1, 2017

PS 2200 Related Party Disclosures - defines related parties and establishes disclosure requirements for related party transactions

PS 3210 Assets - provides guidance for applying the definition of assets and establishes general disclosure requirements for assets

PS 3320 Contingent Assets - defines and establishes disclosure requirements for contingent assets

PS 3380 Contractual Rights - defines and establishes disclosure requirements for contractual rights

PS 3420 Inter-Entity Transactions - provides guidance for accounting and reporting transactions between public sector entities within a government’s reporting entity

Effective April 1, 2018

PS 3430 Restructuring Transactions - defines restructuring transactions and provides guidance on recognition and measurement of assets and liabilities transferred in a restructuring transaction

Effective April 1, 2019

PS 1201 Financial Statement Presentation - replaces PS 1200 with general reporting principles for disclosure of information and is effective in the period PS 2601 and PS 3450 are adopted

PS 2601 Foreign Currency Translation - replaces PS 2600 with revised accounting and reporting principles for transactions that are denominated in a foreign currency

PS 3041 Portfolio Investments - replaces PS 3040 with revised accounting and reporting principles for portfolio investments and is effective in the period PS 2601 and PS 3450 are adopted

PS 3450 Financial Instruments - defines and provides guidance for accounting and reporting all types of financial instruments including derivatives

PSAB has agreed to review certain sections of PS 1201 and PS 3450, including a potential option for hedge accounting, by April 1, 2019.

These new accounting standards have not been applied in preparing the Province’s consolidated financial statements. The Province is currently assessing the impact of these standards, and the extent of the impact of the adoption of the standards on the consolidated financial statements has not yet been determined.

Notes to the Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2017

2. Accounting Changes

During the year, the Province discovered that the retirement health benefit liabilities for three of its entities were overstated in past years as part of Pension, Retirement and Other Obligations on the Consolidated Statement of Financial Position. The employee population data for the Nova Scotia Utility and Review Board, Nova Scotia Innovation Corporation, and Nova Scotia Liquor Corporation were inadvertently included in the Province’s actuarial calculations in addition to being included as part of the consolidation of those separate entities. As a result of this correction, the opening accumulated deficits in 2016 decreased by $23.5 million, pension valuation adjustment increased by $3.3 million, debt servicing costs decreased by $0.8 million, and the provincial deficit increased by $2.5 million. The current year impact was a decrease of $20.9 million to opening accumulated deficits with a corresponding decrease in net debt.

($ thousands)	2017				2016
	Net Debt April 1, 2016	Accumulated Deficits April 1, 2016	Provincial Deficit	Net Debt April 1, 2015	Accumulated Deficits April 1, 2015
Correction to Retirement Health Benefits Liability	20,932	20,932	(2,543)	23,475	23,475

3. Restricted Assets

As at March 31, 2017, assets of $70.7 million (2016 – $56.7 million) were designated for restricted purposes by parties external to the Province. Restricted cash and short-term investments totaled $9.9 million (2016 – $18.7 million) and comprised: $2.6 million (2016 – $13.7 million) for Nova Scotia Health Authority (NSHA) Centre for Clinical Research, $4.3 million (2016 – $3.1 million) for gas market development as part of the Nova Scotia Market Development Initiative Fund, $1.5 million (2016 – $1.0 million) for endowment and scholarship funds, and $1.5 million (2016 – $0.9 million) for various other purposes.

Restricted investments totaled $60.8 million (2016 – $38.0 million) and comprised: $44.9 million (2016 – $24.6 million) for NSHA Centre for Clinical Research and other NSHA purposes, $13.1 million (2016 – $10.7 million) for endowment funds, and $2.8 million (2016 – $2.7 million) for various other purposes.

Externally restricted inflows not spent by year-end create a liability that will be settled by using the restricted assets for their intended purposes. The restricted assets described in this note are segregated from other assets and will be used as prescribed in a future period.

Public Accounts Volume 1 — Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2017

4. Deferred Revenue

($ thousands)	2017	2016
Housing Nova Scotia – Social Housing Agreement and Other Federal Funding	57,506	49,486
Nova Scotia Health Authority – Capital and Research Funds	48,513	47,141
Provincial-Territorial Base Funding Agreement – Infrastructure and Highways	36,200	41,210
Izaak Walton Killam Health Centre – Capital and Research Funds	35,673	31,732
Resource Recovery Fund Board Inc. – Unearned Revenue from Container Deposits, Paint Levies, and Tire Deposits	19,592	17,974
Nova Scotia Community College	17,069	13,294
Halifax Regional School Board	7,274	5,017
Seniors Pharmacare	6,965	5,029
Elmworth Energy Corporation – Kennetcook Project	4,025	—
Annapolis Valley Regional School Board	3,755	2,263
Waterfront Development Corporation Limited	3,097	3,427
Trade Centre Limited	2,958	3,029
Public Archives of Nova Scotia	2,314	2,296
Other Externally Restricted Funds	13,940	13,151
Total Deferred Revenue	258,881	235,049

5. Pension, Retirement and Other Obligations

The Province offers a variety of pension and other retirement, post-employment, compensated absences (accumulated sick leave), and special termination benefits. Most plans are unfunded and are economically dependent on the Province. Except as otherwise noted, the cost of benefits are recognized in the periods the employee provides service. For benefits that do not vest or accumulate, a liability is recognized when an event that obligates the Province to pay benefits occurs.

(a)	Description of Obligations

Pension Benefit Plans

The Province participates in two funded pension plans, the Nova Scotia Public Service Superannuation Plan (PSSP) and the Nova Scotia Teachers’ Pension Plan (TPP). Both plans are defined benefit plans with plan assets primarily composed of Canadian and foreign equities, government and corporate bonds, debentures, secured mortgages, and real estate. The plans are jointly funded with contributions from employees being matched by the Province. Benefits paid upon retirement are based on an employee’s length of service, rate of pay, and inflation adjustments.

On April 1, 2013, the PSSP transitioned to a joint governance structure where the Minister of Finance transferred responsibility for the PSSP to the Public Service Superannuation Plan Trustee Inc. (PSSPTI), the new trustee of the PSSP. PSSPTI is a body corporate comprised of 13 board members – six representing the Province as the employer, six representing the employees, and an independent chairperson. Due to this change, the Province no longer has any residual liability for the PSSP and therefore does not record PSSP assets or liabilities in these consolidated financial statements. The Province’s pension expense for the PSSP is limited to the employer contributions paid to the PSSP, which are equal to the employee contributions. The contribution rate is set by PSSPTI pursuant to the legislated funding policy and is set for a five-year cycle.

Notes to the Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2017

5. Pension, Retirement and Other Obligations (continued)

As at December 31, 2016, the PSSP was 102.8 per cent funded. Indexing of 0.85 per cent per year was previously approved for January 1, 2016 to December 31, 2020 and no changes to member and employer plan contributions were made. The Province’s employer contributions to the PSSP in 2017 were $81.8 million (2016 – $82.2 million).

On April 1, 2006, the Minister of Finance transferred responsibility for the governance of the Nova Scotia Teachers’ Pension Plan to the Teachers’ Pension Plan Trustee Inc. (TPPTI). TPPTI is a body corporate comprised of nine board members – four nominated by the Nova Scotia Teachers’ Union, four nominated by the Province, and one Chair agreed to by both parties. As a result of this transfer, the Province and Union agreed to share all surpluses and deficits of the plan equally. The Province accounts for one-half of all components of the accrued benefit liability associated with this plan in these consolidated financial statements. In addition, the Province recognizes one-half of components associated with the net benefit plans expense associated with this plan. As at March 31, 2017, the total accrued benefit liability associated with this plan was $638.5 million (2016 – $590.6 million).

As at December 31, 2016, the TPP’s funded ratio was 77.7 per cent. Section 27B(3)(a) of the TPP Regulations stipulates that when the most recent actuarial valuation shows an actuarial deficit of more than 10.0 per cent, no indexing shall be provided to those pensioners under the variable indexing provision (those who retire on or after August 1, 2006, and those who retired prior to August 1, 2006 but elected to participate in the variable indexing provision). In accordance with Regulation 27C(1), the Province contributed an additional $10.1 million to the TPP in 2017 based on the actuarial present value of the forgone indexing as determined by the Plan’s actuary. During the year, the weighted average actual rate of return on plan assets of the TPP was 11.2 per cent (2016 – -1.2 per cent). The total market value of plan assets at March 31, 2017 was $4.9 billion (2016 – $4.7 billion). The liability for TPP benefits recorded in 2017 was based on the most recent actuarial valuation performed at December 31, 2015 and extrapolated to March 31, 2017.

The Province has several other unfunded defined benefit pension plans. Benefits paid upon retirement are based on an employee’s length of service, rate of pay, and inflation adjustments. The liabilities for these other pension benefit plans recorded in 2017 were based on the most recent actuarial valuations performed between September 30, 2014 and December 31, 2015 and extrapolated to March 31, 2017.

Employees in the health sector are members of a multi-employer defined benefit pension plan. As the Province does not sponsor this plan, the annual net benefit plan expense is the amount of required contributions provided for employees’ services rendered during the year. The accrued benefit asset (liability) of this plan is not recognized in these consolidated financial statements. The most recent actuarial valuation was performed at July 1, 2014 and extrapolated to December 31, 2016, which indicated a funding surplus of $1.72 billion (2016 – $1.60 billion). The Province’s employer contributions to this multi-employer plan in 2017 were $96.8 million (2016 – $97.1 million).

Other Retirement Benefits

The Province sponsors two other unfunded retirement benefits: retirement allowances and retirement health plan benefits. Benefits paid upon retirement for retirement allowances are based on an employee’s length of service and rate of pay. Retirement health plan benefits vary depending on the collective agreements negotiated with each group. The Province pays 83 65.0 per cent and 100.0 per cent of the cost of retirement health plan benefits for the PSSP and TPP retirees, respectively.

Public Accounts Volume 1 — Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2017

5. Pension, Retirement and Other Obligations (continued)

Effective April 1, 2015, the Province discontinued its retirement allowance plans for non-bargaining unit staff. As part of contract negotiations, the Province proposed the withdrawal of its retirement allowance plans for unionized staff effective April 1, 2015, and no new members will be admitted into the plans. The payment of retirement allowances will be deferred until retirement and will be calculated based on accumulated service as of April 1, 2015, or as of the first day of a new collective agreement for those contracts expiring after that date, and salary upon retirement. The Province reflected the discontinuation of these retirement allowances for both unionized and non-bargaining unit staff in the previous year. The Province expects these benefit changes for unionized staff to be ratified in the near future during contract negotiations. The discontinuation does not apply to a person who is entitled to receive a service award under the Public Service Award Regulations made under the Provincial Court Act.

The liabilities for these other retirement benefit plans recorded in 2017 were based on the most recent actuarial valuations performed between March 31, 2014 and September 30, 2016 and extrapolated to March 31, 2017.

Post-Employment Benefits

The Province offers a Self-Insured Workers’ Compensation Plan. For this plan, the amount recorded in these financial statements represents the actual amount of benefits paid during the year plus the actuarial estimate of future payments based on claims ongoing at year-end. The liability for this post-employment benefit plan recorded in 2017 was based on an actuarial valuation performed at March 31, 2017.

The Province also participates in the Nova Scotia Public Service Long Term Disability Plan (LTD Plan). The Province has no residual responsibility to the LTD Plan for any shortfalls in funding. As a result, the Province does not account for any net position of the LTD Plan in these consolidated financial statements. The LTD Plan is managed and administered, under joint trusteeship, by a Board of Trustees appointed by the two plan Sponsors: the Province and the Nova Scotia Government and General Employees Union (NSGEU). The LTD Plan is funded equally by employer and employee contributions and all liability for benefits resides exclusively with the LTD Plan’s trust fund. The most recent actuarial valuation was performed at December 31, 2016, which indicated a funded ratio of 186.0 per cent. The Province’s employer contributions to this plan in 2017 were $6.5 million (2016 – $6.5 million).

Accumulated Sick Leave Benefits

The Province’s Regional School Boards, Health Authorities, and Nova Scotia Community College have collective agreements containing sick leave provisions that accumulate but do not vest. Under Public Sector Accounting Standards, governments must measure and record an obligation associated with the accumulated sick leave benefits (ASLBs) that are anticipated to be used in future years. The Province’s ASLBs are unfunded, meaning there are no assets set aside to cover the related costs of these benefits in the future.

Due to the nature of these benefits, a liability and expense are measured using actuarial valuations to estimate their financial value. An actuarial assumption must be developed to reflect the probability of employees actually using ASLB “banked days”. This involves a detailed analysis of several years of data to determine historical usage. A historical usage pattern is not based on the data group as a whole but must take into account a number of specific factors such as, but not limited to, gender, age, and type of contract or job functions, each of which may impact the anticipated amount of accumulated sick leave time to be taken in

Notes to the Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2017

5. Pension, Retirement and Other Obligations (continued)

the future. As a result, the anticipated usage assumption may involve a number of criteria and circumstances that then must be applied to the data in coordination with other actuarial assumptions such as discount rate, retirement assumptions, future salary increases, mortality rates, etc.

The liabilities for ASLBs recorded in 2017 were based on the most recent actuarial valuations performed between March 31, 2014 and March 31, 2015 and extrapolated to March 31, 2017.

Special Termination Benefits

The Province has offered early retirement incentive programs to members of the PSSP and TPP at various times commencing in 1986 and 1994, respectively. Qualified members were offered additional years of pensionable service if they elected to retire early. The cost of these benefits was accrued in the year the employee accepted the early retirement option and continue to be calculated using actuarial valuations. The liabilities for special termination benefits recorded in 2017 were based on the most recent actuarial valuations performed at December 31, 2015 and extrapolated to March 31, 2017.

(b) Summary of Balances at Year-End

($ thousands)			2017	2016
	Pension Benefits	Other Benefits	Total	Total
				(as restated)
Projected Benefit Obligation, Beginning of Year	3,480,753	2,061,496	5,542,249	5,422,536
Current Benefit Cost	72,021	71,789	143,810	142,726
Interest Cost	213,456	74,393	287,849	293,704
Actuarial (Gains) Losses	68,252	(23,228)	45,024	(9,449)
Benefit/Premium Payments	(226,017)	(96,068)	(322,085)	(330,735)
Other	693	1,475	2,168	(218)
Curtailment	—	—	—	24,207
Plan Amendments	—	—	—	(522)
Projected Benefit Obligation,
End of Year	3,609,158	2,089,857	5,699,015	5,542,249

Market Related Value of Plan Assets,
Beginning of Year	2,545,296	—	2,545,296	2,475,230
Expected Return on Plan Assets	160,137	—	160,137	160,212
Actuarial Gains	49,880	—	49,880	3,179
Benefit Payments	(226,017)	—	(226,017)	(331,151)
Other	794	—	794	899
Employer Contributions	81,662	—	81,662	188,280
Employee Contributions	52,484	—	52,484	48,647
Market Related Value of Plan Assets,
End of Year	2,664,236	—	2,664,236	2,545,296

Funded Status, End of Year	(944,922)	(2,089,857)	(3,034,779)	(2,996,953)
Unamortized Net Actuarial (Gains) Losses	274,246	(30,902)	243,344	278,608
Accrued Benefit Liability,
End of Year	(670,676)	(2,120,759)	(2,791,435)	(2,718,345)

Public Accounts Volume 1 — Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2017

5.  Pension, Retirement and Other Obligations (continued)

(c)	Actuarial Assumptions

The table below shows significant assumptions used to measure pension and other benefit plan obligations.

		2017	2016
	Pension Benefits	Other Benefits	Pension Benefits	Other Benefits

Long-term inflation rates	2.00%	2.00%	2.00%	2.00%

Expected real rate of return on plan assets:
TPP	4.41%		4.61%

Rate of compensation increase	0.00% to	0.00% to	0.00% to	0.00% to
	2.00%	2.00%	2.00%	2.00%
	+ merit	+ merit	+ merit	+ merit

Discount rates:
TPP	6.50%		6.70%
Other Plans		3.59%		3.71%

Other assumptions

7.0 per cent annual rate increase in the cost per person for covered healthcare benefits in 2016-17, decreasing to an ultimate rate of 4.5 per cent per year over 15 years.

7.0 per cent annual rate increase in the cost per person for covered prescription drugs in 2016-17, decreasing to an ultimate rate of 4.5 per cent per year over 15 years.

Actuarial assumptions are reviewed and assessed on a regular basis to ensure that the accounting assumptions take into account various changing conditions and reflect the Province’s best estimate of performance over the long term.

The net unamortized actuarial gains (losses) are amortized on a straight-line basis over the expected average remaining service life (EARSL) of the related employee groups ranging from 5 years to 17 years. The Province’s weighted-average EARSL is 15 years.

Notes to the Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2017

5. Pension, Retirement and Other Obligations (continued)

(d)	Net Benefit Plans Expense

The table below shows the components of the net benefit plans expense.

($ thousands)			2017	2016
	Pension Benefits	Other Benefits	Total	Total
				(as restated)

Current Benefit Cost	72,021	71,789	143,810	142,726
Employee Contributions	(52,484)	(15)	(52,499)	(48,662)
Employer Contributions *	51,202	—	51,202	48,990
Plan Amendments	—	—	—	(522)
Curtailment	—	—	—	24,207
Amortization of Net Actuarial
(Gains) Losses	32,626	(715)	31,911	41,719
Recognition of Actuarial Losses on
Plan Amendments	—	—	—	554
Curtailment	—	—	—	73,103
Settlement	—	—	—	(129)
Other	244	(283)	(39)	(501)
Interest Cost	213,456	74,393	287,849	293,704
Expected Return on Plan Assets	(160,137)	—	(160,137)	(160,212)
Employer Contributions to
Multi-Employer Plan	178,661	6,511	185,172	185,751
Net Benefit Plans Expense	335,589	151,680	487,269	600,728

Recorded as:
Fringe Benefits Expense	277,637	64,729	342,366	325,408
Pension Valuation Adjustment	4,633	12,558	17,191	141,828
Net Pension Interest Cost	53,319	74,393	127,712	133,492
Net Benefit Plans Expense	335,589	151,680	487,269	600,728

*

This represents one-half of the employer contributions made by the Province to the TPP. Included in the figures above are one-half of all transactions associated with TPP to reflect the Province’s share of this plan under joint trusteeship.

Public Accounts Volume 1 — Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2017

6. Debt Servicing Costs

($ thousands)	2017	2016
		(as restated)

CDN$ Denominated Debt	711,646	737,341
Pension, Retirement and Other Obligations	127,712	133,492
Capital Leases	9,386	11,262
Other Debt	8,438	10,175
Amortization of Premiums and Discounts on Unmatured Debt	426	(781)
Amortization of Foreign Exchange Gains	(20,594)	(22,957)
Total Debt Servicing Costs	837,014	868,532

Total debt servicing costs for the Province’s government business enterprises were $7.2 million (2016 – $7.3 million) for the year ended March 31, 2017.

7. Expenses by Object

($ thousands)	2017	2016
		(as restated)

Grants and Subsidies	3,961,168	3,715,025
Salaries and Employee Benefits	3,907,170	4,043,023
Operating Goods and Services	1,674,484	1,622,327
Professional Services	267,307	275,293
Amortization	427,416	424,332
Debt Servicing Costs	837,014	868,532
Other	4,147	2,219
Total Expenses by Object	11,078,706	10,950,751

8. Cash Flow — Net Change in Other Items

($ thousands)	2017	2016
		(as restated)

Increase in Receivables from Government Business Enterprises	(1,999)	(4,054)
Increase in Accounts Receivable	(70,970)	(58,895)
Increase in Short-Term Borrowings and Accounts Payable	721,758	31,845
Decrease in Inventories for Resale	3,421	313
Increase in Assets Held for Sale	(1,552)	—
Increase in Inventories of Supplies	(2,130)	(14,661)
Decrease (Increase) in Prepaid Expenses	3,897	(3,472)
Increase (Decrease) in Deferred Revenue	23,832	(3,718)
Increase (Decrease) in Accrued Interest	(1,845)	978
Increase in Pension, Retirement and Other Obligations	73,090	177,547
Total Net Change in Other Items	747,502	125,883

Notes to the Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2017

9. Contaminated Sites

Various provincially owned properties throughout the province are considered environmental or contaminated sites. Studies are ongoing to assess the nature and extent of damage to develop remediation plans. Provisions for these costs are recorded when it is determined a liability exists and a reasonable estimate of the remediation costs can be made. As at March 31, 2017, a total liability for contaminated sites of $212.2 million (2016 – $171.7 million) has been recorded in Accounts Payable and Accrued Liabilities.

Engineering and environmental studies generated estimates for the cost of remediation of the Sydney Steel Corporation (SYSCO) and adjacent sites as well as the Sydney Tar Ponds/Coke Ovens site. As a result, the Province recorded liabilities totaling $318.5 million in 2000 for environmental site clean-up. At March 31, 2017, $68.1 million (2016 – $70.8 million) remains unspent. This provision will continue to be utilized for future decommissioning, demolition, and remediation of SYSCO’s and adjacent sites, including the long-term maintenance and monitoring of the Sydney Tar Ponds/Coke Ovens site. Based on currently available information, the provision, in aggregate, appears sufficient to cover the future estimated costs to remediate these sites.

Other remediation liabilities amounting to $144.2 million (2016 – $100.9 million) have also been recognized, and include $130.2 million (2016 – $88.5 million) for the remediation of Boat Harbour in Pictou County. The Province’s estimate for the removal of effluent is based on environmental studies, engineering reports, and extrapolation techniques similar to those that have been used at other contaminated sites with which the Province was involved. At this stage in the process, the Province continues to test and refine its current remediation strategy, and as a result there is still significant measurement uncertainty related to this estimate. A comprehensive remediation plan is expected to be finalized within the next three to four years.

The Province has identified various other sites where contamination is known or expected to exceed an environmental standard, and those which may contain certain levels of contamination but the extent is unknown. No liability for remediation of these sites has been recognized in these consolidated financial statements as there is either no basis for a reasonable estimate or the Province does not expect to give up any future economic benefits. In some cases, a risk-based remediation plan is being pursued to address any known safety hazards. Studies are ongoing to assess the nature and extent of damage and to develop remediation plans, if necessary. The Province may record a liability in the future if contamination at any of these sites is determined to exceed an environmental standard and a reasonable estimate of the related remediation costs can be made.

10. Contingencies and Contractual Obligations

(a)	Contingent Liabilities

Lawsuits

The Province is involved in various legal proceedings arising from government activities. These disputes have resulted from breaches of contract, damages suffered by individuals or property, and related elements. These claims include items with pleading amounts and items where an amount is not specified. While the total amount claimed in these actions may be significant, their outcomes are not certain.

When a liability is determined to likely exist and the amount can be reasonably estimated, the amount is recorded as an accrued liability and an expense. The accrued liability for pending litigation in process at March 31, 2017 was $29.9 million (2016 – $32.2 million).

Public Accounts Volume 1 — Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2017

10.	Contingencies and Contractual Obligations (continued)

Guarantees

Guarantees by the Province are authorized by various acts of legislature and provided through specific agreements and programs to repay promissory notes, bank loans, lines of credit, mortgages, and other securities. Provisions for losses on guarantees are recorded when it is likely that a loss will occur. The amount of the loss provisions represents the Province’s best estimate of future payments. Estimates take into consideration the nature of the loan guarantees, loss experience, and current conditions. The provisions are reviewed on an ongoing basis and changes in the provisions are recorded as expenses in the year they become known. Details on guarantees authorized, utilized, and accrued are presented in Schedule 8.

Other Contingent Liabilities

The Province also has contingent liabilities in the form of indemnities. The Province’s potential liability, if any, cannot be determined at this time.

(b)	Contingent Gains

The Province may receive funds in the future from recoveries of various types of claims paid out and other agreements pending the occurrence of certain events. Recoveries are recorded once the contingent events occur, are measurable, and collectability is reasonably assured.

(c)	Contractual Obligations

As at March 31, 2017, the Province has contractual obligations as follows:

($ thousands)		Government	Total
	Governmental	Business	Contractual
Fiscal Year	Units	Enterprises	Obligations

2018	1,132,615	27,816	1,160,431
2019	855,699	5,498	861,197
2020	464,680	1,739	466,419
2021	562,816	1,722	564,538
2022	399,787	1,600	401,387
2023 to 2027	1,819,513	—	1,819,513
2028 to 2032	1,848,386	—	1,848,386
2033 to 2037	800,716	—	800,716
2038 and thereafter	65,724	—	65,724
	7,949,936	38,375	7,988,311

These contractual obligations are comprised                         of $7,632.4 million from the General Revenue Fund, $317.5 million from the Province’s governmental units, and $38.4 million from the government business enterprises. Included are contractual obligations from the Department of Health and Wellness of $3,485.7 million for service agreements with long-term care facilities and $124.1 million for the management of the ground ambulance fleet, $2,197.5 million from the Department of Justice for Royal                 Canadian Mounted Police (RCMP) policing services, $656.5 million from the Department of Labour and Advanced Education for university assistance, $162.7 million from the Department of Education and Early Childhood Development for their commitment to exercise the purchase option on several P3 schools, $134.3 million from Halifax Regional School Board for transportation services, and $128.8 million from Nova Scotia Business Inc. for projects approved under various programs.

Notes to the Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2017

10.	Contingencies and Contractual Obligations (continued)

Leases

As at March 31, 2017, the Province was contractually obligated under various operating leases. Future minimum annual lease payments are as follows:

($ thousands)		Government	Total
	Governmental	Business	Lease
Fiscal Year	Units	Enterprises	Payments

2018	75,453	11,115	86,568
2019	60,201	13,402	73,603
2020	49,854	12,554	62,408
2021	37,879	11,306	49,185
2022	26,770	9,554	36,324
2023 to 2027	39,941	17,780	57,721
2028 to 2032	2,245	—	2,245
	292,343	75,711	368,054

11. Risk Management and Use of Derivative Financial Instruments

As a result of borrowing in both Canadian and foreign financial markets and being a party to financial instruments, the Province is exposed to interest rate risk, foreign exchange risk, credit risk, and liquidity risk. The Province employs various risk management strategies and operates within fixed risk exposure limits to ensure exposure to risk is managed in a prudent and cost effective manner. A variety of strategies are used, including the use of derivative financial instruments (derivatives). Derivatives are financial contracts, the value of which is derived from underlying instruments. The Province uses derivatives to hedge and to mitigate foreign exchange risk and interest rate risk. The Province does not use derivatives for speculative purposes.

Interest rate risk

Interest rate risk is the risk that debt servicing costs will vary unfavourably due to fluctuations in interest rates. To reduce its exposure to interest rate risk, the Province uses derivatives to manage the fixed and floating interest rate mix of its debt portfolio. Interest rate contracts include swap agreements and options on swaps. These contracts are used to vary the amounts and periods for which interest rates on borrowings are fixed or floating.

As at March 31, 2017, the Province has executed 38 interest rate swap contracts to convert certain interest payments from fixed to floating. These swaps have terms remaining of 0.2 years to 14.6 years, a notional principal value of $1.1 billion, and a negative mark to market value of -$10.2 million.

Credit risk

Credit risk is the risk that a counterparty will default on its contractual obligations. The Province manages its credit risk exposure from derivatives by, among other activities, dealing only with high credit quality counterparties and regularly monitoring compliance to credit limits. The Province’s policy requires that a minimum credit rating for counterparties to derivative transactions be “A” with a stable outlook as determined by the major credit rating agencies.

Public Accounts Volume 1 — Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2017

11. Risk Management and Use of Derivative Financial Instruments (continued)

Liquidity risk

Liquidity risk is the risk that the Province will not be able to meet its financial commitments over the short term. To reduce liquidity risk, the Province maintains liquid reserves (cash and cash equivalents) at levels that will meet future cash requirements and will give the Province flexibility in the timing of issuing debt. In addition, the Province has a short-term note program, uncommitted bank lines, and discretionary sinking funds as alternative sources of liquidity. This risk is also managed by distributing debt maturities over many years and having up to 50.0 per cent of long-term debt with a maturity of over 15 years.

Foreign exchange risk

Foreign exchange risk is the risk that the cash flows needed to repay the interest and principal on loans in foreign currencies will vary due to fluctuations in foreign exchange rates. To manage this risk, the Province uses derivative contracts to convert foreign currency principal and interest cash flows into Canadian dollar denominated cash flows. Derivative contracts hedge the underlying debt by matching the critical terms to achieve effectiveness. Foreign exchange contracts include swap agreements that are used to convert the liability for foreign currency borrowing and associated costs into Canadian dollars.

The Province has currency swap contracts which convert foreign denominated debt into Canadian dollar denominated debt as follows:

($ thousands)
Termination Date	Original Currency	Original Principal	Current Currency	Current Principal	Mark to Market [1]
April 16, 2019	UK£	60,000	CDN$	114,387	(17,046)

February 1, 2019	US$	200,000	CDN$	198,000	64,922
July 1, 2019	US$	200,000	CDN$	199,900	56,923
November 15, 2019	US$	244,000	CDN$	246,318	71,359
March 1, 2020	US$	300,000	CDN$	409,200	(17,109)
May 1, 2021	US$	300,000	CDN$	312,002	85,395
April 1, 2022	US$	300,000	CDN$	379,517	18,122
July 30, 2022	US$	300,000	CDN$	329,310	58,664
Total	US$	1,844,000	CDN$	2,074,247	338,276

[1]	Mark to Market is an indication of the swap’s market value as at March 31, 2017. It is also the equivalent of the present value of future cash flows based on market conditions at March 31, 2017.

Notes to the Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2017

12. Trust Funds Under Administration

Trust fund assets solely administered by the Province are as follows:

($ thousands)	2017	2016

Nova Scotia Credit Union Deposit Insurance Corporation [1]	28,280	25,387
Public Trustee [2]	59,307	56,830
Miscellaneous Trusts [3]	26,960	26,110
Total Trust Funds Under Administration	114,547	108,327

[1]	- Represents trust with December 31 year-end
[2]	- Financial statements of these funds are available in Public Accounts –Volume 2
[3]	- Miscellaneous trusts include a large number of relatively small funds

Other

The Nova Scotia Teachers’ Union and the Province agreed to joint trusteeship of the Nova Scotia Teachers’ Pension Plan (TPP) effective April 1, 2006. Under joint trusteeship, the Trustee of the Plan is the Nova Scotia Teachers’ Pension Plan Trustee Inc., of which the Province has four of nine members. The Trustee is responsible for the administration of the Fund and investment management of fund assets. The total net assets available for benefits as at December 31, 2016 were $4.9 billion (2015 – $4.7 billion).

Effective April 1, 2013, the Minister of Finance transferred responsibility of the Public Service Superannuation Plan to a new trustee, Public Service Superannuation Plan Trustee Inc. As a result of this transfer, the Province no longer has any responsibility for this plan. Total net assets available for benefits as at March 31, 2017 were $6.0 billion (2016 – $5.5 billion).

The Nova Scotia Public Service Long Term Disability Plan (LTD Plan) operates as a joint trusteeship. As such, the Board of Trustees is appointed by the two plan Sponsors: the Province and the Nova Scotia Government and General Employees Union (NSGEU). The Trustee is responsible for the administration of the Fund and investment management of fund assets. The LTD Plan is funded equally by employer and employee contributions and all liability for benefits resides exclusively with the LTD Plan’s trust fund. Total net assets available for benefits as of December 31, 2016 were $154.0 million (2015 – $149.1 million).

13. Related Party Transactions

Included in these consolidated financial statements are insignificant transactions with various provincial crown corporations, agencies, boards, and commissions. Significant related party transactions have been offset and eliminated for purposes of consolidated reporting. Parties are deemed to be related to the General Revenue Fund due to common control or ownership by the Province of Nova Scotia.

The most significant unadjusted related party transactions are described in more detail in Schedule 6 – Government Business Enterprises.

14. Comparative Figures

Certain of the prior year’s figures have been reclassified to conform to the presentation format adopted in the current year.

Public Accounts Volume 1 — Consolidated Financial Statements

Schedule 1

Revenue

For the fiscal year ended March 31, 2017

($ thousands)

	2017	2016
Provincial Sources
Tax Revenue
Personal Income Tax	2,616,878	2,648,157
Corporate Income Tax	610,307	398,109
Harmonized Sales Tax	1,696,901	1,770,080
Tobacco Tax	222,234	217,009
Motive Fuel Tax	258,501	254,011
Other Tax Revenue	171,718	170,257
	5,576,539	5,457,623
Other Provincial Revenue
Recoveries	417,921	438,681
Other Revenue from Governmental Units	543,132	530,594
Municipal Contributions to School Boards	258,083	249,018
Petroleum Royalties	1,799	(91,752)
Registry of Motor Vehicles	133,077	130,317
Other Government Charges	62,511	61,626
Miscellaneous	149,176	149,945
Net Gain on Disposal of Crown Assets	5,528	3,502
	1,571,227	1,471,931

Net Income from Government Business Enterprises	394,591	387,757

Investment Income
Interest Revenue	95,072	94,143
Sinking Fund and Public Debt Management
Fund Earnings	90,475	95,982
	185,547	190,125

Total Provincial Sources	7,727,904	7,507,436

Federal Sources
Equalization Payments	1,732,893	1,777,759
Canada Health Transfer	945,539	899,593
Canada Social Transfer	349,635	341,034
Recoveries	264,142	215,531
Offshore Accord	33,255	36,779
TCA Cost Shared Revenue	24,337	32,410
Crown Share	2,176	(2,716)
Other Federal Transfers	148,389	129,724
Total Federal Sources	3,500,366	3,430,114

Total Revenue	11,228,270	10,937,550

Schedules to the Consolidated Financial Statements

Schedule 2

Expenses

For the fiscal year ended March 31, 2017

($ thousands)

	2017	2016
Agriculture
Department of Agriculture	60,688	55,033
Nova Scotia Crop and Livestock Insurance Commission	2,377	3,282
Nova Scotia Harness Racing Fund	1,034	983
Perennia Food & Agriculture Incorporated	4,898	4,375
	68,997	63,673
Business
Department of Business	58,250	46,033
Bioscience Enterprise Centre Incorporated	—	28
Film and Creative Industries Nova Scotia	—	381
Nova Scotia Business Inc.	39,714	28,957
Nova Scotia Innovation Corporation	15,721	14,999
Nova Scotia Strategic Opportunities Fund Incorporated	12	10
Renova Scotia Bioenergy Inc.	—	18
Tourism Nova Scotia	20,683	25,306
Trade Centre Limited	12,777	14,845
Waterfront Development Corporation Limited	5,482	5,012
	152,639	135,589
Communities, Culture and Heritage
Department of Communities, Culture and Heritage	92,774	73,460
Art Gallery of Nova Scotia	3,226	3,672
Public Archives of Nova Scotia	169	109
Schooner Bluenose Foundation	13	31
Sherbrooke Restoration Commission	2,127	2,154
Vive l’Acadie Community Fund	33	30
	98,342	79,456
Community Services
Department of Community Services	891,878	885,110
Housing Nova Scotia	186,751	162,491
	1,078,629	1,047,601
Education and Early Childhood Development
Department of Education and Early Childhood Development	351,735	329,829
Annapolis Valley Regional School Board	133,137	134,890
Cape Breton-Victoria Regional School Board	147,695	153,077
Chignecto-Central Regional School Board	204,676	200,536
Conseil scolaire acadien provincial	68,993	65,592
Halifax Regional School Board	474,149	465,896
Nova Scotia School Boards Association	937	586
Nova Scotia School Insurance Program	4,377	4,237
South Shore Regional School Board	78,092	75,317
Strait Regional School Board	83,808	84,791
Tri-County Regional School Board	71,680	70,311
	1,619,279	1,585,062

Public Accounts Volume 1 — Consolidated Financial Statements

Schedule 2

Expenses (continued)

For the fiscal year ended March 31, 2017

($ thousands)

	2017	2016
Energy
Department of Energy	36,716	29,920
Nova Scotia Market Development Initiative Fund	—	411
Pengrowth Nova Scotia Energy Scholarship Fund	105	119
	36,821	30,450
Environment
Department of Environment	36,214	24,783
Resource Recovery Fund Board Inc.	51,724	49,499
	87,938	74,282
Finance and Treasury Board
Department of Finance and Treasury Board	23,431	20,723

Fisheries and Aquaculture
Department of Fisheries and Aquaculture	11,910	9,543
Nova Scotia Sportfish Habitat Fund	316	385
	12,226	9,928
Health and Wellness
Department of Health and Wellness	2,097,002	2,112,858
Gambling Awareness Foundation of Nova Scotia	118	42
Izaak Walton Killam Health Centre	260,721	281,859
Nova Scotia Health Authority	2,097,866	2,077,848
Nova Scotia Health Research Foundation	6,524	6,243
	4,462,231	4,478,850
Internal Services
Department of Internal Services	180,180	136,969

Justice
Department of Justice	302,861	301,316
CorFor Capital Repairs and Replacement Fund	43	—
Law Reform Commission of Nova Scotia	277	277
Nova Scotia Legal Aid Commission	24,953	26,523
	328,134	328,116

Schedules to the Consolidated Financial Statements

Schedule 2

Expenses (continued)

For the fiscal year ended March 31, 2017

($ thousands)

	2017	2016

Labour and Advanced Education
Department of Labour and Advanced Education	221,054	198,083
Nova Scotia Community College	215,396	206,583
Occupational Health and Safety Trust Fund	40	—
	436,490	404,666

Assistance to Universities	441,585	374,125

Municipal Affairs
Department of Municipal Affairs	194,898	155,111
Nova Scotia E911 Cost Recovery Fund	4,599	4,712
Nova Scotia Municipal Finance Corporation	651	741
	200,148	160,564
Natural Resources
Department of Natural Resources	78,550	81,930
Acadia Coal Company Limited Fund	—	1
Crown Land Mine Remediation Fund	30	45
Crown Land Silviculture Fund	3,319	2,730
Habitat Conservation Fund	234	186
Nova Scotia Primary Forest Products Marketing Board	50	99
Off-Highway Vehicle Infrastructure Fund	1,162	1,454
Species at Risk Conservation Fund	2	3
	83,347	86,448
Public Service
Public Service	194,984	187,188
Nova Scotia Utility and Review Board	8,361	8,420
	203,345	195,608
Seniors
Department of Seniors	1,526	1,483

Transportation and Infrastructure Renewal
Department of Transportation and Infrastructure Renewal	517,911	502,166
Harbourside Commercial Park Inc.	911	1,060
Nova Scotia Lands Inc.	3,027	4,289
Sydney Steel Corporation	7	—
	521,856	507,515

Restructuring Costs	53,619	98,639

Public Accounts Volume 1 — Consolidated Financial Statements

Schedule 2

Expenses (continued)

For the fiscal year ended March 31, 2017

($ thousands)

	2017	2016
		(as restated)
Pension Valuation Adjustment	17,191	141,828

Refundable Tax Credits	133,738	120,644

Debt Servicing Costs
General Revenue Fund	794,718	823,390
Annapolis Valley Regional School Board	745	788
Cape Breton-Victoria Regional School Board	853	916
Chignecto-Central Regional School Board	1,188	1,250
Conseil scolaire acadien provincial	358	340
Halifax Regional School Board	3,566	3,710
Housing Nova Scotia	13,753	14,517
Izaak Walton Killam Health Centre	1,768	2,006
Nova Scotia Community College	2,334	2,171
Nova Scotia Health Authority	13,936	14,640
Nova Scotia Innovation Corporation	73	81
Nova Scotia Legal Aid Commission	412	413
Nova Scotia Municipal Finance Corporation	176	164
Nova Scotia Strategic Opportunities Fund Incorporated	1,611	2,169
Nova Scotia Utility and Review Board	33	36
Renova Scotia Bioenergy Inc.	—	500
Resource Recovery Fund Board Inc.	11	8
Sherbrooke Restoration Commission	38	40
South Shore Regional School Board	367	304
Strait Regional School Board	520	552
Tourism Nova Scotia	77	77
Trade Centre Limited	66	65
Tri-County Regional School Board	402	381
Waterfront Development Corporation Limited	9	14
	837,014	868,532

Total Expenses	11,078,706	10,950,751

Schedules to the Consolidated Financial Statements

Schedule 3

Loans and Investments

As at March 31, 2017

($ thousands)

	Loans and Investments	Provisions	Net 2017	Net 2016
Loans Receivable
Agriculture and Rural Credit Act	183,226	15,567	167,659	169,980
Educational & Services Products (NS) Limited	15	—	15	15
Labour and Advanced Education – Student Loans Direct Lending	222,657	111,846	110,811	107,852
Fisheries Development Act	103,951	2,317	101,634	102,685
Halifax-Dartmouth Bridge Commission	160,000	—	160,000	160,000
Nova Scotia Business Inc.	33,440	11,185	22,255	28,969
Housing Nova Scotia	560,941	4,499	556,442	573,415
Nova Scotia Innovation Corporation	9,067	4,627	4,440	3,738
Nova Scotia Jobs Fund	597,041	216,200	380,841	419,174
Nova Scotia Market Development Initiative Fund	—	—	—	1,120
Nova Scotia Municipal Finance Corporation	792,573	—	792,573	813,386
Nova Scotia Strategic Opportunities Fund Incorporated	12,073	—	12,073	20,141
Perennia Food & Agriculture Incorporated	—	—	—	273
Resource Recovery Fund Board Inc.	178	—	178	164
Venture Corporations Act	559	559	—	—
Waterfront Development Corporation Limited	22	—	22	12
Total Loans Receivable	2,675,743	366,800	2,308,943	2,400,924

Investments
Art Gallery of Nova Scotia	3,878	—	3,878	3,594
Gambling Awareness Foundation of Nova Scotia	3,858	—	3,858	3,782
Nova Scotia Business Inc.	29,572	16,746	12,826	13,055
Nova Scotia Community College	10,107	—	10,107	8,872
Nova Scotia Health Authority	44,912	—	44,912	24,557
Nova Scotia Innovation Corporation	42,915	15,365	27,550	23,806
Nova Scotia Jobs Fund	25,712	22,712	3,000	3,000
Nova Scotia School Insurance Program	8,372	—	8,372	8,381
Nova Scotia Strategic Opportunities Fund Incorporated	64,986	—	64,986	—
Perennia Food & Agriculture Incorporated	1,770	—	1,770	1,488
Public Archives of Nova Scotia	2,027	—	2,027	1,046
Total Investments	238,109	54,823	183,286	91,581

The provisions listed above include $1.3 million                    (2016 – $0.3 million) for possible guarantee payouts from the Nova Scotia Jobs Fund Act. Also included in the provisions is $8.2 million (2016                     – $8.5 million) for the Debt Reduction Assistance Program of the Department of Labour and Advanced Education Student Loans, of which $0.2 million (2016 – $0.4 million) relates to the student loans guaranteed by the Province.

Public Accounts Volume 1 — Consolidated Financial Statements

Schedule 4

Unmatured Debt

As at March 31, 2017

($ thousands)

			2017	2016
	Gross Unmatured Debt	Sinking Funds and Defeasance Assets	Net Unmatured Debt	Net Unmatured Debt
General Revenue Fund	15,639,409	2,712,532	12,926,877	13,346,366
Housing Nova Scotia	152,915	—	152,915	168,053
Nova Scotia Health Authority	—	—	—	194
Nova Scotia Municipal Finance Corporation	8,038	—	8,038	8,919
Nova Scotia Power Finance Corporation	749,300	749,300	—	—
Waterfront Development Corporation Limited	1,990	—	1,990	1,025
Total Unmatured Debt	16,551,652	3,461,832	13,089,820	13,524,557

Gross Unmatured Debt

All debt is presented in Canadian dollar equivalents and after giving effect to currency swap contracts itemized in Note 11.

Gross Unmatured Debt consists of the outstanding current and long-term debt of the Province’s General Revenue Fund and governmental units. Current and long-term debt of the government business enterprises is reflected on the Consolidated Statement of Financial Position as part of Investment in Government Business Enterprises and further detailed in Schedule 6.

Sinking Fund Assets

As at March 31, 2017, the General Revenue Fund held Sinking Funds and Public Debt Management Funds of $2,712.5 million (2016 – $2,595.8 million). These funds were comprised of $1,836.0 million in Sinking Funds and $876.5 million in Public Debt Management Funds. The total market value of both funds was $2,979.5 million at year-end. During the year, contributions were $26.3 million, total earnings were $90.5 million, and there were no redemptions.

Sinking fund assets are recorded at cost, which include premiums and discounts associated with the purchase of these investments. These premiums and discounts are amortized on a straight-line basis over the term of the related investment. The net unamortized portion of the premiums and discounts relating to sinking fund assets as at March 31, 2017 was $22.4 million (2016 – $28.9 million) and is included as part of the value of the sinking funds.

Schedules to the Consolidated Financial Statements

Schedule 4

Unmatured Debt (continued)

As at March 31, 2017

($ thousands)

Sinking fund assets consist primarily of debentures of the provincial governments and Government of Canada with fixed interest rates ranging from 2.0 to 9.6 per cent. Sinking fund payments normally commence on the first anniversary date of the issue of the debenture and are designed to retire the debt over the relevant period to maturity. The Province held a carrying value of $493.9 million (2016 – $493.9 million) of its own debentures in Sinking Funds as active investments at March 31, 2017.

As per the Nova Scotia Power Corporation Privatization Agreement, Nova Scotia Power Finance Corporation provides for defeasance of its debt. The portfolio of defeasance assets consists of Nova Scotia Power Corporation, other provincial governments and utilities, and Federal US bonds, coupons, and residuals. This debt is shown net of defeasance assets on the Consolidated Statement of Financial Position.

Debt Repayments

Projected net principal repayments, capital lease payments, and sinking fund requirements for the next five years and thereafter are as follows:

	Net Principal Repayments	Capital Lease Payments	Sinking Fund Payments	Total Payments
2018	424,195	34,657	26,309	485,161
2019	1,023,488	33,921	24,048	1,081,457
2020	1,091,411	26,996	17,899	1,136,306
2021	1,161,109	20,414	17,899	1,199,422
2022	1,202,460	5,321	10,017	1,217,798
2023 and thereafter	7,956,716	12,960	—	7,969,676
	12,859,379	134,269	96,172	13,089,820

Net principal repayments are comprised of the principal amounts due on loans and debentures less available designated sinking funds to retire the debentures.

In addition, the Province has approximately $876.5 million (2016 – $866.8 million) in unrestricted sinking funds that can be used towards the retirement of any unmatured debt. The use of these funds is evaluated each year based on a detailed analysis of cash requirements and market conditions. These unrestricted sinking funds consist of cash and cash equivalents, primarily of Canadian financial institution bankers’ acceptances and provincial commercial paper, and longer term investments of fixed and/or floating federal, federal agency, and provincial term credits.

	2017	2016
Term to Maturity
Cash and Cash Equivalents	40,787	11,435
1 to 3 years	477,556	181,277
3 to 5.5 years	358,200	674,132
Public Debt Management Funds	876,543	866,844

Public Accounts Volume 1 — Consolidated Financial Statements

Schedule 5

Gross Unmatured Debt

As at March 31, 2017

($ thousands)

	Foreign
	Exchange	CDN $	Maturity
	Rate	Amount	Dates	Interest Rates

Debentures
General Revenue Fund (CDN$)		15,486,785	2017 to 2062	1.6% to 11.8%
General Revenue Fund (US$)	0.751	—	2017 to 2032	5.1% to 9.5%
General Revenue Fund (UK£)	0.601	—	2019	11.8%
Nova Scotia Municipal Finance Corporation		8,038	2017 to 2032	1.8% to 2.2%
Nova Scotia Power Finance Corporation (CDN$)		350,000	2020 to 2031	10.3% to 11.0%
Nova Scotia Power Finance Corporation (US$)	0.751	399,300	2021	9.4%
Total Debentures		16,244,123

Loans
General Revenue Fund – Other Debt		18,355	2017 to 2022	0.6% to 2.2%
Housing Nova Scotia		152,915	2017 to 2042	1.9% to 6.6%
Waterfront Development
Corporation Limited		1,990	Demand loan	—
Total Loans		173,260

Capital Leases
General Revenue Fund		134,269	2018 to 2027	6.0% to 7.3%
Total Capital Leases		134,269

Gross Unmatured Debt		16,551,652

Call, Redemption and Other Features

General Revenue Fund

Canadian debentures include $1,079.4 million in Canada Pension Plan (CPP) debentures, which are redeemable in whole or in part before maturity, on six months notice, at the option of the Minister of Finance of Canada.

The interest rates shown for the Canadian and US debentures reflect the fixed interest rates only. There are debentures that have floating interest rates. Floating interest rates are adjusted on a daily or quarterly basis.

Housing Nova Scotia

Mortgages and notes payable are secured by investments in social housing.

Schedules to the Consolidated Financial Statements

Schedule 6

Government Business Enterprises

As at March 31, 2017

($ thousands)

					2017	2016
				Nova Scotia
	Halifax- Highway 104			Provincial
	Dartmouth Bridge Commission	Western Alignment Corporation	Nova Scotia Liquor Corporation	Lotteries and Casino Corporation	Total	Total

Cash	11,172	614	5,492	21,968	39,246	47,131
Accounts Receivable	910	913	3,321	54,964	60,108	56,111
Inventory	—	8	54,100	2,260	56,368	54,306
Investments	49,542	56,303	—	10,560	116,405	151,683
Tangible Capital Assets	248,379	28,599	40,637	75,974	393,589	338,948
Other Assets	344	497	5,292	9,761	15,894	14,823
Total Assets	310,347	86,934	108,842	175,487	681,610	663,002

Accounts Payable	17,995	5,107	42,778	118,694	184,574	175,445
Unmatured Debt	175,551	37,024	—	25,711	238,286	249,365
Other Liabilities	3,725	4,875	27,318	7,761	43,679	48,397
Total Liabilities	197,271	47,006	70,096	152,166	466,539	473,207

Equity	113,076	39,928	38,746	23,321	215,071	189,795

Total Liabilities
and Equity	310,347	86,934	108,842	175,487	681,610	663,002

Total Revenue	31,431	23,188	616,880	436,177	1,107,676	1,121,893

Debt Servicing	1,255	3,920	944	1,102	7,221	7,327
Other Expenses	15,670	9,212	376,715	304,267	705,864	726,809
Total Expenses	16,925	13,132	377,659	305,369	713,085	734,136

Net Income	14,506	10,056	239,221	130,808	394,591	387,757

Public Accounts Volume 1 — Consolidated Financial Statements

Schedule 6

Government Business Enterprises (continued)

As at March 31, 2017

Halifax-Dartmouth Bridge Commission

The Halifax-Dartmouth Bridge Commission (HDBC), operating as Halifax Harbour Bridges, was created in 1950 by a special statute of the Province of Nova Scotia (now the Halifax-Dartmouth Bridge Commission Act). The purpose of HDBC is to construct, maintain, and operate bridges and their necessary approaches across the Halifax Harbour, between the communities of Halifax and Dartmouth, and across the North West Arm.

HDBC currently operates and maintains two toll bridges across the Halifax Harbour: the Angus L. Macdonald Bridge and A. Murray MacKay Bridge. In accordance with the Halifax-Dartmouth Bridge Commission Act, the Nova Scotia Utility and Review Board, a provincially controlled public sector entity, sets the rates, tolls, and charges to be paid for the use of the two bridges operated by HDBC.

In the spring of 2015, HDBC embarked on a significant and necessary project known as “The Big Lift”. This involves replacing the road deck, floor beams, stiffening trusses, and suspender ropes on the suspended spans of the Angus L. Macdonald Bridge. When the project is complete, a significant amount of the bridge infrastructure will be new. This will help to extend the life of the bridge and reduce future maintenance. At the end of February 2017, 46 out of 46 segments had been replaced, marking a major milestone in the project. As at March 31, 2017, work was still ongoing with the overall project scheduled to be complete by the fall of 2017.

Long-Term Loan Agreements with the Province

2007 Loan Agreement — On July 25, 2007, HDBC entered into a long-term unsecured loan agreement with the Province for $60.0 million with a final maturity date of December 4, 2019. This agreement requires annual principal repayments of $3.0 million plus interest, with a final principal repayment of $9.6 million along with all accrued and unpaid interest thereon due on the final maturity date. At March 31, 2017, HDBC had a balance of $15.6 million (2016 – $18.6 million) repayable on the loan, of which $3.0 million is due within a year. HDBC made a $17.4 million prepayment of the principal on October 22, 2014, which was applied against the final payment on maturity due in 2019.

Interest is payable semi-annually on June 4 and December 4 of each year. The average interest rate over the life of the loan is 5.19 per cent. Interest expense on the long-term debt for the current year was $0.9 million (2016 – $1.1 million), of which $258.0 thousand (2016 – $310.0 thousand) was accrued at year-end.

2015 Loan Agreement — On February 6, 2015, HDBC entered into a long-term unsecured loan agreement with the Province for $160.0 million in relation to the capital project to replace the suspended span of the Angus L. Macdonald Bridge. This loan is to be repaid over twenty years starting June 1, 2019 with annual principal repayments of between $4.0 million and $10.0 million. Interest is paid semi-annually on June 1 and December 1 of each year. The average interest rate over the life of the loan is 2.8 per cent. A portion of the interest charges related to this loan are capitalized and included as part of capital assets. Capitalized interest on the loan for the current year was $4.3 million (2016 – $4.3 million), of which $1.4 million (2016 – $1.4 million) was accrued at year-end.

Restricted Reserve Funds

The 2007 and 2015 Loan Agreements require that HDBC maintain three reserve funds: an Operating, Maintenance & Administrative Fund, Debt Service Fund, and Capital Fund. At year-end, restricted assets for these funds totaled $14.6 million (2016 – $10.8 million) and were invested in GICs, bankers’ acceptances, and term deposits with rates between 0.87 and 1.65 per cent. Interest income on restricted assets for the year totaled $466.0 thousand (2016 – $925.0 thousand), of which $348.0 thousand (2016 – $853.0 thousand) was included as part of capital assets.

Schedules to the Consolidated Financial Statements

Schedule 6

Government Business Enterprises (continued)

As at March 31, 2017

Halifax-Dartmouth Bridge Commission (continued)

Big Lift Fund

The Big Lift Fund consists of proceeds from the 2015 loan not yet expended on the Macdonald Bridge suspended span replacement project. Under the terms of the loan agreement, these amounts have been invested in term promissory notes issued by the Province of Nova Scotia. The promissory notes mature monthly, through September 2017, in various amounts to enable HDBC to make payments to third parties within the following 30 days in respect of capital improvements to the Macdonald Bridge.

Line of Credit Agreement with the Province

On June 30, 2008, HDBC entered into an agreement with the Province for a $60.0 million revolving, unsecured line of credit, which is available until December 5, 2019. At year-end, HDBC had no advances outstanding against this line of credit (2016 – $nil) and no draws or accrued interest for the year (2016 – $nil).

Highway 104 Western Alignment Corporation

The Highway 104 Western Alignment Corporation (H104) was established for the purpose of financing, designing, constructing, operating, and maintaining a 45 km stretch of highway (referred to as the Cobequid Pass) between Masstown and Thomson Station in the counties of Colchester and Cumberland, Nova Scotia. The Highway 104 Western Alignment Corporation Act, which authorizes the collection of tolls, states that toll collection will cease upon complete payment of all costs and liabilities relating to H104. This includes financing, design, construction, operation and maintenance, and any repair, improvement, alteration, or extension. The forecasted repayment date of all costs and liabilities relating to H104 is in 2026.

Related Party Transactions

At March 31, 2017, H104 had a receivable from the Province in the amount of $697.3 thousand (2016 – $685.4 thousand). Government grants are recognized initially as deferred income at fair value when there is reasonable assurance that they will be received and H104 will comply with the conditions associated with them. Grants to cover expenses incurred are recognized in profit or loss on a systematic basis in the same periods in which the expenses are recognized. Grants to cover the cost of an asset are deferred and amortized to operations over the expected project life or useful life of the asset using the straight-line method.

Transactions with various Crown corporations, ministries, agencies, boards, and commissions related to H104 by virtue of common control by the Province are included in the financial statements of H104 and are routine operating transactions carried out as part of H104’s normal day-to-day operations. These transactions are individually insignificant, and collectively, they increase enforcement costs by $60.0 thousand (2016 – $60.0 thousand), maintenance services by $1.2 million (2016 – $1.2 million), inventory by $14.0 thousand (2016 – $21.3 thousand), and property, plant and equipment by $369.5 thousand (2016 – $292.7 thousand).

Omnibus Agreement

The Omnibus Agreement, dated April 1, 1996, is an agreement between H104, the Contractor, the Operator, and the Province to design, finance, construct, operate, and maintain the Highway 104 Western Alignment. Under this agreement, the Province retains ownership of the highway. However, H104 is granted the right to operate the highway and collect tolls for a 30-year period, after which time the right will revert to the Province. Overall, the Province has contributed $27.5 million to this project.

Public Accounts Volume 1 — Consolidated Financial Statements

Schedule 6

Government Business Enterprises (continued)

As at March 31, 2017

Highway 104 Western Alignment Corporation (continued)

The capital, major maintenance, and debt service restricted reserve accounts, which have been established in accordance with the Omnibus Agreement, totaled $56.3 million (2016 – $49.4 million) at year-end. They are comprised of investments that are recorded at fair value and include accrued interest of $71.2 thousand (2016 – $47.0 thousand), a weighted-average term of 6.1 months (2016 – 6.1 months) to maturity, and a weighted-average interest rate of 0.94 per cent (2016 – 0.85 per cent).

Annual Roadway Maintenance Agreement

The annual roadway maintenance agreement is a 30-year agreement between H104 and the Department of Transportation and Infrastructure Renewal for the provision of annual roadway maintenance services and is renewable in five-year increments. The annual fee was $1.2 million for the current fiscal year (2016 – $1.2 million). During the year, H104 incurred management fees of $224.2 thousand (2016 – $239.0 thousand) to the Province.

Long-Term Debt

Long-term debt is comprised of senior toll revenue bonds bearing interest of 10.25 per cent per year, compounded semi-annually, and maturing March 31, 2026. The bonds are payable in equal installments of interest and principal. At year-end, H104 had $34.4 million (2016 – $37.0 million) of long-term debt and $2.7 million (2016 – $2.4 million) of debt maturing within one year. Interest expense on the long-term debt was $3.9 million (2016 – $4.2 million) for the year.

Minimum principal repayments for the next five years are as follows:

2018 – $2.7 million, 2019 – $3.0 million, 2020 – $3.3 million, 2021 – $3.6 million, 2022 – $4.0 million.

Long-term debt is secured by a first charge and security interest over all the present and future property and assets, including but not limited to, cash and securities held in trust, rights under all material contracts, and all accounts receivable and interest.

Nova Scotia Liquor Corporation

The Nova Scotia Liquor Corporation (NSLC) derives its mandate from the Liquor Control Act, Chapter 260 of the Revised Statutes of Nova Scotia, 1989. NSLC was created June 1, 2001, by Chapter 4 of the Government Restructuring (2001) Act, via continuance of the Nova Scotia Liquor Commission as a body corporate. NSLC operates retail sales locations across the province of Nova Scotia.

Related Party Transactions

In 2017, remittances to the Minister of Finance and Treasury Board totaled $247.0 million (2016 – $240.0 million). All other transactions with the Province are deemed to be collectively insignificant to NSLC’s financial statements.

Upon conversion to International Financial Reporting Standards (IFRS) in 2012, NSLC reclassified its payable to the Minister of Finance and Treasury Board from a liability to equity. NSLC’s equity was $38.7 million (2016 – $46.8 million) at year-end. NSLC’s main objectives for managing capital are to ensure sufficient liquidity in support of its financial obligations to achieve its business plans and to continue as a self-sufficient entity in order to provide continuous remittances to the Province.

Schedules to the Consolidated Financial Statements

Schedule 6

Government Business Enterprises (continued)

As at March 31, 2017

Nova Scotia Provincial Lotteries and Casino Corporation

The Nova Scotia Gaming Corporation (NSGC) was incorporated on February 15, 1995 by Chapter 4 of the Acts of 1994-95, the Gaming Control Act. The Gaming Control Act was amended on November 13, 2012, whereby the name of NSGC was changed to Nova Scotia Provincial Lotteries and Casino Corporation (NSPLCC). The principal activities of NSPLCC are to develop, undertake, organize, conduct, and manage casinos and other lottery business on behalf of the Province of Nova Scotia. Revenues of NSPLCC are derived from two casinos, located in Halifax and Sydney, as well as ticket and video lottery sales.

Payable to the Province

NSPLCC had a payable to the Province in the amount of $101.2 million (2016 – $91.5 million) at year-end. In addition to the net income of $130.8 million (2016 – $127.5 million), NSPLCC is required to pay to the Province 20.0 per cent of casino gaming revenue, otherwise known as win tax. This amounted to $13.8 million in the current year (2016 – $13.9 million).

Capital Lease Arrangements

At March 31, 2017, NSPLCC had long-term commitments for minimum lease payments relating to non-cancellable capital leases of $nil (2016 – $33.0 thousand) and current portion of long-term leases of $nil (2016 – $118.0 thousand). Included in NSPLCC’s commitments is its share of the Atlantic Lottery Corporation Inc.’s (ALC) capital lease payable for the purchase of non-gaming information technology assets contracted as part of an outsourcing agreement with CGI Group Inc. This contract was terminated in September 2016, consequently ending all capital leases and associated liabilities.

Special Payments to Government Departments

NSPLCC is obligated to make direct payments annually to two provincial government departments: Department of Communities, Culture and Heritage (in support of the Cultural Federation of Nova Scotia and Sport Nova Scotia) and Department of Agriculture (in support of the Exhibition Association of Nova Scotia). In 2017, these payments totaled $0.2 million (2016 – $0.2 million).

As part of its 2005 and 2011 Gaming Strategies, the Province approved contributions of $3.0 million to the Department of Health and Wellness in 2017 (2016 – $3.0 million) to fund problem gambling treatment and $0.5 million (2016 – $0.5 million) to fund youth gambling prevention.

Contribution to Gambling Awareness Foundation of Nova Scotia

Video Lottery (VL) retailers in Nova Scotia have agreed, under the terms of their agreements with ALC, to contribute one per cent of their VL commission to the Gambling Awareness Foundation of Nova Scotia (GAFNS). NSPLCC has agreed to contribute an amount equal to all contributions made by the VL retailers. At March 31, 2017, NSPLCC had a payable to GAFNS in the amount of $43.0 thousand (2016 – $41.0 thousand).

Contribution to Nova Scotia Harness Racing Fund

NSPLCC annually contributes to the Nova Scotia Harness Racing Fund, pursuant to the Nova Scotia Harness Racing Fund Regulations. These contributions go towards supporting the harness racing industry in Nova Scotia. In 2017, the contribution was $1.0 million (2016 – $1.0 million).

Public Accounts Volume 1 — Consolidated Financial Statements

Schedule 6

Government Business Enterprises (continued)

As at March 31, 2017

Nova Scotia Provincial Lotteries and Casino Corporation (continued)

Due to Atlantic Gaming Equipment

At March 31, 2017, the amount due to Atlantic Gaming Equipment Limited was $25.7 million (2016 – $31.4 million), of which $6.9 million (2016 – $9.3 million) was classified as current. This liability represents a portion of ALC’s debt used in the acquisition of property, plant and equipment operated on behalf of NSPLCC. All amounts are payable by ALC and are due on or before July 2026.

The debt is based on variable interest rates ranging from 1.5 to 3.5 per cent. The aggregate maturity of long-term debt, which is comprised of NSPLCC’s portion of ALC’s debt and debt incurred jointly with the other Atlantic provinces, for the next five years is approximately as follows: 2018 – $7.3 million, 2019 – $7.5 million, 2020 – $6.3 million, 2021 – $2.6 million, 2022 – $2.7 million. Included in interest expense is $1.1 million (2016 – $1.0 million) relating to long-term debt.

Safe Gaming System Inc.

NSPLCC has been made aware of a statement of claim filed by Safe Gaming System Inc. alleging a patent infringement related to its responsible gaming device known as the My-Play System. The amount claimed by the plaintiff is a royalty based on a percentage of amounts wagered on video lottery terminals in the province during the relevant time period. The trial commenced on May 23, 2017; however, since the outcome is undeterminable at this time, no amounts have been accrued in NSPLCC’s financial statements.

Disputed HST Assessments

Included in accounts receivable at March 31, 2017 is $53.5 million (2016 – $45.8 million) that was paid to Canada Revenue Agency (CRA), on a without prejudice basis, for an assessment of HST in respect to the operation of certain video lottery terminals. NSPLCC is contesting this matter with CRA and has filed a notice of appeal to the Tax Court. The outcome of the appeal is undeterminable at this time. The amount paid to CRA has been classified as a non-current asset in NSPLCC’s financial statements due to the uncertainty of when NSPLCC expects the dispute to be resolved.

Queen Elizabeth II Health Sciences Centre Auxiliary

The Queen Elizabeth II Health Sciences Centre Auxiliary, operating as Partners for Care, is a volunteer-based non-profit, charitable organization. The primary objective of Partners for Care is to generate revenue for Nova Scotia Health Authority (NSHA) through parking and retail services, rental activities, and other special projects that generally take place within the hospital premises. Partners for Care was identified and consolidated as a government business enterprise by NSHA.

The Partners for Care bylaws were amended in June 2016. This resulted in a loss of control for NSHA, which then ceased application of the modified equity method to consolidate the results of Partners for Care in its financial statements.

Schedules to the Consolidated Financial Statements

Schedule 7

Tangible Capital Assets

As at March 31, 2017

($ thousands)

						2017	2016
	Land	Buildings and Land Improve- ments	Machinery, Computers and Equipment	Vehicles and Ferries	Roads, Bridges and Highways	Total	Total
Costs
Opening Costs	998,921	5,091,641	1,639,499	193,575	3,044,628	10,968,264	10,559,128
Transfers	160	(47,313)	(422)	685	118	(46,772)	(5,311)
Additions	19,527	157,653	64,862	16,959	202,633	461,634	468,850
Disposals	(438)	(898)	(9,870)	(4,912)	(187)	(16,305)	(54,403)
Closing Costs	1,018,170	5,201,083	1,694,069	206,307	3,247,192	11,366,821	10,968,264

Accumulated
Amortization
Opening
Accumulated
Amortization	—	(2,346,866)	(1,255,238)	(119,099)	(1,522,927)	(5,244,130)	(4,872,522)
Transfers	—	44,505	22	(535)	—	43,992	2,920
Disposals	—	614	9,559	4,810	81	15,064	49,804
Amortization
Expense	—	(158,798)	(88,539)	(16,825)	(163,254)	(427,416)	(424,332)
Closing
Accumulated
Amortization	—	(2,460,545)	(1,334,196)	(131,649)	(1,686,100)	(5,612,490)	(5,244,130)

Net Book Value	1,018,170	2,740,538	359,873	74,658	1,561,092	5,754,331	5,724,134

Opening Balance	998,921	2,744,775	384,261	74,476	1,521,701	5,724,134	5,686,606

Closing Balance	1,018,170	2,740,538	359,873	74,658	1,561,092	5,754,331	5,724,134

Increase (Decrease) in Net Book Value	19,249	(4,237)	(24,388)	182	39,391	30,197	37,528

Public Accounts Volume 1 — Consolidated Financial Statements

Schedule 7

Tangible Capital Assets (continued)

As at March 31, 2017

Amortization is calculated on a declining balance basis for most assets of the General Revenue Fund. The amortization percentages of the more common tangible capital assets are as follows:

Buildings and Land Improvements	5 – 30 per cent
Machinery, Computers and Equipment	15 – 50 per cent
Vehicles and Ferries	15 – 35 per cent
Roads, Bridges and Highways	5 – 15 per cent

Capital leases of the General Revenue Fund are amortized on a straight-line basis over the length of each lease, ranging from 3 to 25 years.

Amortization is generally calculated on a straight-line basis for assets of the governmental units. The estimated useful lives of the more common tangible capital assets are as follows:

Buildings (including Leasehold Improvements) and Land Improvements	2 – 60 years
Machinery, Computers and Equipment	2 – 60 years
Vehicles and Ferries	3 – 7 years

Capital leases of the governmental units are amortized on a straight-line basis over the length of each lease, ranging from 5 to 45 years.

Social Housing assets are included in Buildings and Land Improvements and relate to Housing Nova Scotia. These assets are amortized using the straight-line method. The net book value of these assets is $270.8 million (2016 – $290.4 million).

Included in the closing costs of the various classes as at March 31, 2017 are costs for assets under construction, which have not yet been amortized. These costs relate to Buildings and Land Improvements of $160.7 million, Machinery, Computers and Equipment of $24.1 million, Vehicles and Ferries of $2.7 million, and Roads, Bridges and Highways of $64.5 million.

Capital leases are included in the various classes as at March 31, 2017 as follows: Buildings and Land Improvements – cost of $463.6 million, accumulated amortization of $373.9 million; Machinery, Computers and Equipment – cost of $38.2 million, accumulated amortization of $38.2 million; and Vehicles and Ferries – cost of $25.6 million, accumulated amortization of $15.9 million.

Schedules to the Consolidated Financial Statements

Schedule 8

Direct Guarantees

As at March 31, 2017

($ thousands)

	Foreign
	Exchange Rate	Authorized 2017	Utilized 2017	Utilized 2016
Bank Loans
Department of Labour and Advanced Education – Student Loan Program		632	632	2,256
Department of Transportation and Infrastructure Renewal (US$)	0.751	6,655	—	—
Nova Scotia Business Inc.		1,500	1,075	825
Nova Scotia Jobs Fund Act		61,600	48,598	58,708
Total Bank Loan Guarantees		70,387	50,305	61,789

Mortgages
Housing Nova Scotia Act		6,602	6,602	7,465
Housing Nova Scotia Act –
Canada Mortgage and Housing
Corporation Indemnities		41,166	41,166	49,002
Total Mortgage Guarantees		47,768	47,768	56,467

Total Direct Guarantees		118,155	98,073	118,256

Less: Provision for Guarantee Payout
Department of Labour and Advanced Education – Student Loan Program			(348)	(547)
Housing Nova Scotia Act			(4,506)	(4,194)
Nova Scotia Business Inc.			(295)	(367)
Nova Scotia Jobs Fund Act			(1,266)	(250)
			(6,415)	(5,358)
Less: Provision for Student Debt Reduction Program
Department of Labour and Advanced Education – Student Loan Program			(217)	(397)

Net Direct Guarantees			91,441	112,501
(Not provided for in these Consolidated Financial Statements)

Public Accounts Volume 1 — Consolidated Financial Statements

Schedule 9

Segment Reporting

For the fiscal year ended March 31, 2017

Segment reporting is designed to assist users in identifying the resources allocated to support the major activities of government and to better understand the performance of segments.

The following schedules provide segment information for the 2017 and 2016 fiscal years. Segment results represent the activities of that segment and include any inter-segment transactions. Inter-segment eliminations are shown in a separate column and show the reconciliation to total consolidated amounts. The Province has determined that the following segments represent the major activities of government.

Health

The provision of such services and institutions to the public that will lead to a higher state of personal health.

Education

The provision of all aspects and phases of training to equip people with necessary skills to pursue productive lives. This includes: Primary to Grade 12, post-secondary and advanced education, as well as labour support.

Infrastructure & Public Works

The provision of the means to facilitate the effective and efficient movement of persons and property. This includes the net results of the Halifax-Dartmouth Bridge Commission and the Highway 104 Western Alignment Corporation.

Social Services

The provision of services and assistance to economically and/or socially disadvantaged persons requiring aid.

Natural Resources & Economic Development

The provision for the maintenance and upkeep, efficient extraction, processing, and utilization of the natural attributes of the province with the aim of creating employment and contributing to the material well-being of residents.

Other Government

Revenues and expenses that relate to activities that are not identified as a separate segment or cannot be directly allocated on a reasonable basis to individual segments because they support a wide range of service delivery activities. This includes certain items from the General Revenue Fund such as general tax revenues, sinking fund earnings, debt servicing costs, and the pension valuation adjustment.

Schedules to the Consolidated Financial Statements

Schedule 9

Segment Reporting (continued)

For the fiscal year ended March 31, 2017

($ thousands)

					Infrastructure &
	Health		Education		Public Works		Social Services

	2017	2016	2017	2016	2017	2016	2017	2016
Revenue
Provincial Sources
Tax Revenue	222,234	217,009	—	—	258,501	254,011	—	—
Other Provincial Revenue	526,789	591,939	447,045	459,748	21,563	20,850	109,156	106,181
Net Income from GBEs	—	394	—	—	24,562	18,580	—	—
Investment Income	880	2,117	9,153	8,557	—	—	25,638	26,644
Federal Sources	994,693	953,151	300,380	269,492	23,017	31,651	301,985	279,612
Total Revenues	1,744,596	1,764,610	756,578	737,797	327,643	325,092	436,779	412,437

Expenses
Grants and Subsidies	1,878,992	1,881,867	704,212	603,664	14,569	21,114	781,451	772,235
Salaries and Employee Benefits	1,701,749	1,834,713	1,378,386	1,363,215	124,438	121,912	160,432	159,118
Operating Goods and Services	797,064	738,314	316,444	337,752	172,947	164,917	136,572	119,408
Professional Services	40,078	59,017	20,445	14,436	17,634	12,983	7,706	4,915
Amortization	93,545	99,623	83,472	84,137	191,985	186,759	23,449	23,690
Debt Servicing Costs	16,470	17,502	10,335	10,411	—	—	38,381	39,997
Other	725	—	—	—	—	—	—	—
Total Expenses	4,528,623	4,631,036	2,513,294	2,413,615	521,573	507,685	1,147,991	1,119,363

Segment Result	(2,784,027)	(2,866,426)	(1,756,716)	(1,675,818)	(193,930)	(182,593)	(711,212)	(706,926)

Public Accounts Volume 1 — Consolidated Financial Statements

Schedule 9

Segment Reporting (continued)

For the fiscal year ended March 31, 2017

($ thousands)

	Natural Resources &		Other		Inter-Segment
	Economic Development		Government		Eliminations		Total

	2017	2016	2017	2016	2017	2016	2017	2016
				(as restated)				(as restated)
Revenue
Provincial Sources
Tax Revenue	360	403	5,095,444	4,986,200	—	—	5,576,539	5,457,623
Other Provincial Revenue	142,943	33,594	408,585	415,134	(84,854)	(155,515)	1,571,227	1,471,931
Net Income from GBEs	—	—	370,029	368,783	—	—	394,591	387,757
Investment Income	5,703	4,053	172,714	180,376	(28,541)	(31,622)	185,547	190,125
Federal Sources	44,728	41,150	1,835,563	1,855,058	—	—	3,500,366	3,430,114
Total Revenues	193,734	79,200	7,882,335	7,805,551	(113,395)	(187,137)	11,228,270	10,937,550

Expenses
Grants and Subsidies	175,598	97,414	440,914	369,683	(34,568)	(30,952)	3,961,168	3,715,025
Salaries and Employee Benefits	127,034	133,237	422,351	518,844	(7,220)	(88,016)	3,907,170	4,043,023
Operating Goods and Services	125,786	160,316	140,440	108,024	(14,769)	(6,404)	1,674,484	1,622,327
Professional Services	14,408	15,109	168,226	169,768	(1,190)	(935)	267,307	275,293
Amortization	6,238	6,435	28,727	23,688	—	—	427,416	424,332
Debt Servicing Costs	2,162	5,137	824,169	854,221	(54,503)	(58,736)	837,014	868,532
Other	4,567	4,313	—	—	(1,145)	(2,094)	4,147	2,219
Total Expenses	455,793	421,961	2,024,827	2,044,228	(113,395)	(187,137)	11,078,706	10,950,751

Segment Result	(262,059)	(342,761)	5,857,508	5,761,323	—	—	149,564	(13,201)

Schedules to the Consolidated Financial Statements

Schedule 10

Government Reporting Entity

As at March 31, 2017

The General Revenue Fund is comprised of the Province’s departments and public service units, special operating agencies, and special purpose funds, which are consolidated with the governmental units, government business enterprises, and a proportionate share of government partnership arrangements to form the Province’s government reporting entity.

Departments and Public Service Units	Special Operating Agencies
(Consolidation Method)	(Consolidation Method)

Agriculture	Nova Scotia Apprenticeship Agency
Business	Nova Scotia Home for Colored Children
Invest Nova Scotia Fund	Restorative Inquiry
Nova Scotia Jobs Fund	Sydney Tar Ponds Agency (inactive)
Communities, Culture and Heritage
Community Services	Special Purpose Funds
Education and Early Childhood Development	(Consolidation Method)
Energy
Environment	Acadia Coal Company Limited Fund
Finance and Treasury Board	CorFor Capital Repairs and Replacements Fund
Muggah Creek Remediation Fund	Crown Land Mine Remediation Fund
Public Debt Management Fund	Crown Land Silviculture Fund
SYSCO Decommissioning Fund	Democracy 250 (inactive)
Fisheries and Aquaculture	Gaming Addiction Treatment Trust Fund
Health and Wellness	Habitat Conservation Fund
Internal Services	Nova Scotia Coordinate Referencing System Trust Fund
Justice	Nova Scotia E911 Cost Recovery Fund
Labour and Advanced Education	Nova Scotia Environmental Trust
Municipal Affairs	Nova Scotia Government Acadian Bursary Program Fund
Natural Resources	Nova Scotia Harness Racing Fund
Public Service	Nova Scotia Market Development Initiative Fund
Aboriginal Affairs	Nova Scotia Nominee Program Fund
Communications Nova Scotia	Nova Scotia Sportfish Habitat Fund
Elections Nova Scotia	Occupational Health and Safety Trust Fund
Executive Council	Off-Highway Vehicle Infrastructure Fund
Human Rights Commission	P3 Schools Capital and Technology Refresh Fund [1]
Intergovernmental Affairs	Pengrowth Nova Scotia Energy Scholarship Fund
Legislative Services	Scotia Learning Technology Refresh Fund
Nova Scotia Police Complaints Commissioner	Select Nova Scotia Fund
Nova Scotia Securities Commission	Species at Risk Conservation Fund
Office of Immigration	Sustainable Forestry Fund
Office of Regulatory Affairs and	Vive l’Acadie Community Fund
Service Effectiveness
Office of Service Nova Scotia	Governmental Units
Office of the Auditor General	(Consolidation Method)
Office of the Information and
Privacy Commissioner	Annapolis Valley Regional School Board
Office of the Ombudsman	Art Gallery of Nova Scotia
Public Prosecution Service	Arts Nova Scotia
Public Service Commission	Cape Breton-Victoria Regional School Board
Seniors	Check Inns Limited (inactive)
Transportation and Infrastructure Renewal	Chignecto-Central Regional School Board

[1]	– Includes all refresh funds related to P3 schools.

Public Accounts Volume 1 — Consolidated Financial Statements

Schedule 10

Government Reporting Entity (continued)

As at March 31, 2017

Governmental Units (continued)
(Consolidation Method)

Conseil scolaire acadien provincial	Perennia Food & Agriculture Incorporated
Creative Nova Scotia Leadership Council	Public Archives of Nova Scotia
Gambling Awareness Foundation of Nova Scotia	Resource Recovery Fund Board Inc.
Halifax Regional School Board	Schooner Bluenose Foundation
Harbourside Commercial Park Inc.	Sherbrooke Restoration Commission
Sydney Utilities Limited	South Shore Regional School Board
Housing Nova Scotia	Strait Regional School Board
Cape Breton Island Housing Authority	Sydney Environmental Resources Limited (inactive)
Cobequid Housing Authority	Sydney Steel Corporation
Eastern Mainland Housing Authority	Tourism Nova Scotia
Metropolitan Regional Housing Authority	Trade Centre Limited
Western Regional Housing Authority	Tri-County Regional School Board
Invest Nova Scotia Board	Upper Clements Family Theme Park Limited (inactive)
Izaak Walton Killam Health Centre	Waterfront Development Corporation Limited
Law Reform Commission of Nova Scotia	3104102 Nova Scotia Limited
Nova Scotia Arts Council (inactive)	3052155 Nova Scotia Limited (inactive)
Nova Scotia Business Inc.
Nova Scotia Independent Production Fund	Government Business Enterprises
Nova Scotia Community College	(Modified Equity Method)
Nova Scotia Community College Foundation
Nova Scotia Crop and Livestock Insurance	Halifax-Dartmouth Bridge Commission
Commission	Highway 104 Western Alignment Corporation
Nova Scotia Farm Loan Board	Nova Scotia Liquor Corporation
Nova Scotia Fisheries and Aquaculture Loan Board	Nova Scotia Provincial Lotteries and Casino Corporation
Nova Scotia Health Authority	Atlantic Lottery Corporation (25% ownership)
Nova Scotia Health Research Foundation	Interprovincial Lottery Corporation (10% ownership)
Nova Scotia Innovation Corporation	Nova Scotia Gaming Equipment Limited
1402998 Nova Scotia Limited
3087532 Nova Scotia Limited	Government Partnership Arrangements
Nova Scotia Lands Inc.	(Modified Equity Method) [3]
Nova Scotia Legal Aid Commission
Nova Scotia Municipal Finance Corporation	Atlantic Provinces Special Education Authority
Nova Scotia Power Finance Corporation	(approximately 56% share)
Nova Scotia Primary Forest Products Marketing	Canada-Nova Scotia Offshore Petroleum Board
Board	(50% share)
Nova Scotia School Boards Association [1]	Canadian Sports Centre Atlantic
Nova Scotia School Insurance Exchange [2]	(approximately 14% share)
Nova Scotia School Insurance Program	Council of Atlantic Premiers
Association [2]	(approximately 46% share)
Nova Scotia Strategic Opportunities Fund	Halifax Convention Centre Corporation (inactive)
Incorporated	(50% share)
Nova Scotia Utility and Review Board

1 – Entity is a partnership controlled by the eight school boards.

2 – Entity is a partnership controlled by the eight school boards and the Nova Scotia Community College.

3 – GPAs do not meet the threshold of materiality and cost-benefit to use the proportionate consolidation method.